Exhibit 2.1

PURCHASE AGREEMENT

BY AND AMONG

PNGI POCONO CORP.,

PNGI, LLC, AND

THE MOHEGAN TRIBAL GAMING AUTHORITY

as of October 14, 2004

Table of Contents

1.	Purchase Price Deposit; Sale and Purchase of Partnership Interests.

2.	Closing

3.	Deliveries at Closing.

4.	Post-Closing Adjustment to Purchase Price.

5.	Representations and Warranties of Sellers
	5.1	Ownership; Authority
	5.2	Validity of Contemplated Transactions
	5.3	No Claims By Sellers Against any Pocono Downs Company
	5.4	Corporate Existence
	5.5	Capitalization
	5.6	The Pocono Downs Companies
	5.7	Capitalization of Subsidiaries
	5.8	Ownership of Subsidiaries
	5.9	Financial Statements
	5.10	Accounts Receivable
	5.11	Inventory and Equipment
	5.12	Absence of Undisclosed Liabilities
	5.13	Existing Condition
	5.14	Assets and Properties.
	5.15	Taxes and Tax Returns and Reports
	5.16	Legal Proceedings
	5.17	Compliance with Law.
	5.18	Validity of Contemplated Transactions
	5.19	Insurance
	5.20	Contracts and Commitments
	5.21	Additional Information
	5.22	Labor Matters; Owners and Trainers
	5.23	Benefit Plans and Arrangements.
	5.24	Environmental Matters.
	5.25	Intellectual Property.
	5.26	No Third Party Options
	5.27	Schedules: Delivery of Documents; Corporate Records
	5.28	Racing License
	5.29	Patriot Act
	5.30	Disclosure

6.	Representations and Warranties of Buyer
	6.1	Existence
	6.2	Power and Authorization
	6.3	Validity of Contemplated Transactions
	6.4	Investment Only
	6.5	Patriot Act

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7.	Covenants.
	7.1	Covenants of Sellers Pending Closing
	7.2	No Solicitation
	7.3	Covenants of Buyer Pending Closing.
	7.4	Mutual Covenants.
	7.5	Remediation of Environmental Matters.
	7.6	Tax Matters.
	7.7	Transition
	7.8	Employee Benefits Covenant

8.	Conditions Precedent to Buyer’s Obligations
	8.1	Representations and Warranties: Performance of Obligations
	8.2	Legal Matters
	8.3	Harness Commission
	8.4	Third Party Consents
	8.5	Release of Financial Obligation
	8.6	Material Adverse Changes
	8.7	Title and Survey
	8.8	Sellers Legal Opinion

9.	Conditions Precedent to Sellers’ Obligations
	9.1	Representations and Warranties; Performance of Obligations
	9.2	Legal Matters
	9.3	Harness Commission
	9.4	Buyer Legal Opinion

10.	Indemnification.
	10.1	Indemnification by Sellers
	10.2	Indemnification by Buyer
	10.3	Limitations on Liability.
	10.4	Survival of Representations and Warranties
	10.5	Exclusive Remedy; Exceptions to Limitations
	10.6	Payment of Indemnification Obligations
	10.7	Indemnification Procedure
	10.8	Mitigation
	10.9	Caps on Indemnification and Environmental Costs

11.	Miscellaneous.
	11.1	Termination
	11.2	Effect of Termination
	11.3	Expenses
	11.4	No Brokers’ or Finders’ Fees.
	11.5	Put Option:
	11.6	Knowledge
	11.7	Entire Agreement
	11.8	Assignment and Binding Effect
	11.9	Waiver
	11.10	Notices
	11.11	Public Announcements

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11.12	Specific Performance
11.13	Pennsylvania Law to Govern
11.14	No Benefit to Others: Persons Having Knowledge
11.15	Headings; Gender; “Person”
11.16	Further Assurances
11.17	Exhibits; Schedules
11.18	Severability
11.19	Counterparts
11.20	Resolution Procedure

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PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is made and entered into as of the 14th day of October, 2004 by and between PNGI Pocono Corp., a Nevada corporation (“PNGI Nevada”), PNGI, LLC, a Nevada limited liability company (“PNGI LLC” and, together with PNGI Nevada, “Sellers”), and the Mohegan Tribal Gaming Authority, an instrumentality of the Mohegan Tribe of Indians of Connecticut (the “Tribe”) created by an ordinance pursuant to the Tribe’s constitution (“Buyer”).  PNGI Nevada, PNGI LLC and Buyer each are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

The Downs Racing, Inc., a Pennsylvania corporation (“Downs Racing”), conducts harness racing with pari-mutuel wagering at Pocono Downs Racetrack in Wilkes-Barre, Pennsylvania and operates five off-track wagering facilities located in Pennsylvania.

Penn National Gaming, Inc., a Pennsylvania corporation (“Parent”), owns all of the issued and outstanding shares of capital stock of Penn National Holding Company, a Delaware corporation, which owns all of the issued and outstanding shares of capital stock of PNGI Pocono, Inc., a Delaware corporation (“PNGI Delaware”), which owns all of the issued and outstanding shares of capital stock of PNGI Nevada, which is the sole member of PNGI LLC.  PNGI Nevada owns all of the issued and outstanding shares of Downs Racing.  Downs Racing owns all of the issued and outstanding shares of capital stock of Backside, Inc., Mill Creek Land, Inc. and Northeast Concessions, Inc., all Pennsylvania corporations (collectively, the “Corporate Subsidiaries”).

As a material inducement to Buyer to acquire the Partnership Interests (as hereinafter defined) under the terms and subject to the conditions of this Agreement, PNGI Nevada, PNGI LLC, Downs Racing and the Corporate Subsidiaries have executed and delivered the certain Omnibus Plan of Reorganization, dated as of the date hereof, in the form attached hereto as Exhibit A (the “Plan of Reorganization”), pursuant to which prior to the closing hereunder each of the following transactions (collectively, the “Reorganization”) will be consummated: (A) the Corporate Subsidiaries will be merged with and into three separate Pennsylvania limited partnerships (collectively, the “Partnership Subsidiaries”); and (B) Downs Racing will be merged with and into another separate, newly-formed Pennsylvania limited partnership (“Pocono Downs” and, together with Downs Racing, the Corporate Subsidiaries and the Partnership Subsidiaries, the “Pocono Downs Companies”).

Upon consummation of the Reorganization, (i) PNGI LLC will be the sole general partner of and will hold a 0.01% partnership interest in each of the Partnership Subsidiaries and Pocono Downs; and (ii) PNGI Nevada will be the sole limited partner of and will hold a 99.99% partnership interest in each of the Partnership Subsidiaries and Pocono Downs.

Buyer desires to purchase all of the issued and outstanding limited partnership interests in the Partnership Subsidiaries (the “Partnership LP Interests”) and Pocono Downs (the “Pocono Downs LP Interest” and, together with the Partnership LP Interests, the “LP Interests”) from PNGI Nevada, and Buyer desires to purchase all of the issued and outstanding general partnership interests in the Partnership Subsidiaries (the “Partnership GP Interests”) and Pocono

Downs (the “Pocono Downs GP Interest” and, together with the Partnership GP Interests, the “GP Interests”) from PNGI LLC, provided that prior to Closing, Buyer shall assign the right to purchase such GP Interests to a wholly-owned limited liability company (“MTGA Sub”), and Sellers desire to sell such LP Interests and GP Interests (together, the “Partnership Interests”) to Buyer in accordance with the provisions of this Agreement.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1.     Purchase Price Deposit; Sale and Purchase of Partnership Interests.

1.1           Buyer will, by not later than two business days after the date hereof, deliver 5% of Purchase Price described in Section 1.2 hereof (the “Deposit”) to an account designated by Sellers, to be released and delivered as provided in Section 1.2 hereof.

1.2           Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, on the Closing Date (as defined in Section 2 hereof) Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of the Partnership Interests in exchange for an aggregate cash purchase price of $280,000,000 (the “Purchase Price”), subject to adjustment after the Closing pursuant to Section 4 hereof.  The Purchase Price, less the Deposit, plus or minus the preliminary Purchase Price Adjustment shall be paid by Buyer to Sellers at the Closing by wire transfer to such account as shall be designated by Sellers.  At least five business days before the Closing, Sellers shall deliver to Buyer a preliminary Closing Balance Sheet (prepared as of the end of the most recent calendar month available) and a schedule of the preliminary Purchase Price Adjustment all in accordance with the provisions of Section 4 (except timing).

2.     Closing.  The closing (the “Closing”) of the sale and purchase of the Partnership Interests described in Section 1 hereof shall take place at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, Philadelphia, Pennsylvania, commencing at 10:00 a.m., local time, promptly after the last of the conditions set forth in Sections 8 and 9 hereof has been satisfied or waived, but no later than January 7, 2005, or at such other place, time or date as may be agreed upon in writing by the Parties.  The date of the Closing is sometimes herein referred to as the “Closing Date”. The Parties acknowledge that if the Closing has not occurred by 6:00 p.m. Philadelphia local time on January 7, 2005 (subject to extension as set forth in Section 11.1), this Agreement shall terminate, the Deposit shall be distributed in accordance with the provisions of Section 11.2 hereof, and the Parties shall have no further obligation to each other except as provided in Section 11.2 hereof; provided, however, that if the Parties, in their sole and absolute discretion, so agree in writing, the period for Closing shall be extended to such date as the Parties mutually determine.

3.     Deliveries at Closing.

3.1           At the Closing, Sellers shall assign, transfer and deliver to Buyer (or, without relieving Buyer of its obligations hereunder, to one or more wholly-owned direct or indirect subsidiaries or affiliates of Buyer designated in writing at least five days prior to the Closing) the certificates for the Partnership Interests to be purchased by Buyer (duly endorsed or with separate duly signed securities transfer powers attached thereto) free and clear of all pledges, liens, encumbrances, claims and other charges thereon of every kind (provided that Buyer acknowledges that ownership of the Pocono Downs GP Interest and the Pocono Downs LP Interest (collectively, the “Pocono Downs Interests”) will be subject to securities laws and laws applicable to “licensed corporations” (as defined in the Pennsylvania Race Horse Industry Reform Act (the “Pennsylvania Act”)) and owners of “race-tracks” or “non-primary locations” (as defined in the Pennsylvania Act)), in exchange for the delivery of the Purchase Price in the manner provided in Section 1.2 above.

3.2           At the Closing, Sellers shall make available to Buyer the written resignations of all the officers of the then-existing Pocono Downs Companies effective as of the Closing, and shall cause to be made available to the successor officers of the Pocono Downs Companies (the “post-Closing officers”) all partnership agreements, minute books, ownership record books, books of account, official seals, leases, contracts, agreements, securities, bank, checking and money market accounts, other investments, deposits, customer lists, files and other documents, instruments and papers belonging to the Pocono Downs Companies and shall cause possession and control of all of the assets and properties of every kind and nature, tangible and intangible, of the Pocono Downs Companies and of all other things and matters pertaining to the operation of the business of the Pocono Downs Companies to be made available to the post-Closing officers.  At the Closing, Sellers shall also deliver to Buyer, and Buyer shall deliver to Sellers, the certificates and other instruments and documents referred to in Sections 8 and 9 hereof, respectively, and such other customary closing certificates and documents as Buyer or Sellers, as the case may be, may reasonably request.

3.3           The Purchase Price shall be allocated as mutually agreed between Buyer and Sellers in writing between the date hereof and the date of the Closing.  Buyer and Sellers each agree to report the sale and purchase of the Partnership Interests for all federal, state, local, foreign and other tax purposes in a manner consistent with such allocation.

4.     Post-Closing Adjustment to Purchase Price.

4.1           As soon as reasonably practical following (but not more than 60 days after) the Closing Date, Sellers and Buyer shall jointly prepare a consolidated balance sheet of the Pocono Downs Companies as of the Closing Date (the “Closing Balance Sheet”).  The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles using the same methods and criteria employed by the Pocono Downs Companies in connection with the preparation of their annual financial statements.

4.2           The Closing Balance Sheet shall become final and binding upon the parties unless within 60 days following the Closing Date, the Parties have been unable to agree on a final Closing Balance Sheet, in which case Sellers and Buyer shall negotiate in good faith to resolve any differences for an additional 30 days.  If by the end of the additional 30 day period such differences have not been resolved, they shall be resolved by the Philadelphia, Pennsylvania office of an accounting firm mutually acceptable to the Parties, and such firm’s opinion thereon and the resulting Closing Balance Sheet shall be final, binding and not subject to any appeal.  The fees and expenses of such accounting firm in connection with any such resolution shall be paid one-half by Sellers and one-half by Buyer.

4.3           Within 10 days following the final determination of the Closing Balance Sheet, an adjustment to the Purchase Price (the “Purchase Price Adjustment”) shall be made and paid as follows: (a) if the Current Assets (as defined below) as of the Closing Date are less than the Current Liabilities (as defined below) as of the Closing Date, then Sellers shall promptly pay, or cause to be paid to Buyer, in cash, an amount equal to (i) the difference between such Current Assets and the Current Liabilities minus (ii) the amount of any preliminary Purchase Price Adjustment already applied pursuant to Section 1.2 above to reduce the Purchase Price or plus the amount of any preliminary Purchase Price Adjustment already applied pursuant to Section 1.2 above to increase the Purchase Price, and (b) if the sum of Current Assets as of the Closing Date is greater than the sum of Current Liabilities as of the Closing Date, then Buyer shall promptly pay, or cause to be paid to Sellers, in cash, an amount equal to (i) the difference between such Current Assets and Current Liabilities minus (ii) the amount of any preliminary Purchase Price Adjustment already applied pursuant to Section 1.2 above to increase the Purchase Price or plus the amount of any preliminary Purchase Price Adjustment already applied pursuant to Section 1.2 above to reduce the Purchase Price.

As used herein, the terms:

(i)            “Current Assets” means the sum of the balance sheet entries on the Closing Balance Sheet for the following items:  (i) cash and cash equivalents, (ii) overpaid purses, (iii) prepaid real estate taxes, (iv) net accounts receivable (excluding all receivables from Sellers or any affiliate of Sellers that are not incurred in the ordinary course of business), (v) food and beverage inventory, (vi) miscellaneous inventory, (vii) deposits to the extent they are available to a Pocono Downs Company after the Closing, (vii) interest receivable, and (ix) prepaid expenses; and

(ii)           “Current Liabilities” means the sum of the balance sheet entries on the Closing Balance Sheet for the following items: (i) accounts payable (excluding accounts payable to Sellers or any affiliate thereof that are not incurred in the ordinary course of business, which shall be paid in full prior to the Closing), (ii) uncashed tickets, (iii) Dial-A-Bet® Customer deposits, (iv) underpaid purses, (v) accrued wages and salaries (including the employee bonuses that are the subject of Section 7.8.3 hereof and the accrued vacation and sick or other paid leave that is the subject of Section 7.8.5 hereof), (vi) accrued expenses (excluding any expenses payable to Sellers or any affiliate thereof that are not incurred in the ordinary course of business, which shall be paid or satisfied in full prior to the Closing), (vii) taxes other than income and Pennsylvania capital stock—franchise taxes, and (viii) Players’ Choice® club reserve.

4.4           Nothing in this Section 4 shall preclude any party from exercising, or shall adversely affect or otherwise limit in any respect the exercise of, any right or remedy available to it hereunder for any misrepresentation or breach of warranty hereunder, but neither Buyer nor Sellers shall have any right to dispute the Closing Balance Sheet or any portion thereof once it has been finally determined in accordance with Section 4.2 hereof.

5.     Representations and Warranties of Sellers.  Sellers represent and warrant to Buyer as follows:

5.1   Ownership; Authority.  Sellers are, or will be at Closing, the lawful owners of record and beneficially of the Partnership Interests, except that ownership of the Pocono Downs Interests is subject to securities laws and laws applicable to “licensed corporations” (as defined in the Pennsylvania Act) and owners of “racetracks” or “non-primary locations” (as defined in the Pennsylvania Act) free and clear of all pledges, liens, encumbrances, claims and other charges and restrictions thereon of every kind which will not have been removed on or before the Closing Date, including without limitation any agreements, subscriptions, options, warrants, calls, proxies, commitments or rights (contingent or otherwise) of any character granting to any person, except as provided herein, any interest in or right to vote or acquire from Sellers at any time, or upon the happening of any stated event, any Partnership Interests.  Sellers have full right, power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.2   Validity of Contemplated Transactions.  Except as set forth on Schedule 5.2 hereof, the execution, delivery and performance hereof by each Seller will not contravene or violate (a) any law, rule or regulation to which such Seller is subject or (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to such Seller; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any contract, commitment, agreement, lease, license, permit, authorization, document or other understanding, oral or written, to or by which such Seller is a party or otherwise bound or affected.  Except as set forth on Schedule 5.2 hereof, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance hereof by either Seller.

5.3   No Claims By Sellers Against any Pocono Downs Company.  Except as set forth on Schedule 5.3 hereto, neither Seller has any claim, whether accrued, absolute, contingent or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, against any Pocono Downs Company for any reason.

5.4   Corporate Existence.  As of the date hereof, Downs Racing (i) is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Pennsylvania, (ii) has all requisite corporate power and authority and all necessary licenses, permits and authorizations to carry on its business as it has been and is now being conducted and to own, lease and operate the properties used in connection therewith, and (iii) is not, and is not required to be, qualified as a foreign corporation authorized to do business in any other jurisdiction.  As of the Closing Date, Pocono Downs will (x) be a limited partnership duly formed and validly existing under the laws of the Commonwealth of Pennsylvania, (y) have all requisite partnership power and authority and all necessary licenses, permits and authorizations to carry on its business as it is being conducted and to own, lease and operate the properties used in connection therewith, and (z) not be, and will not be required to be, qualified as a foreign limited partnership authorized to do business in any other jurisdiction.

5.5   Capitalization.  As of the date hereof, the total authorized capital stock of Downs Racing consists of 1,000 shares of common stock, no par value per share, of which 100 of such shares are issued and outstanding (all such issued and outstanding shares, the “Shares”).  All of the Shares have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon Downs Racing and were issued in compliance with all applicable charter documents of Downs Racing and all applicable federal, state and foreign securities laws, rules and regulations.  As of the Closing Date, the Pocono Downs Interests will have been duly authorized for issuance, validly issued in compliance with all applicable organizational documents of Pocono Downs and all applicable federal, state and foreign securities laws, rules and regulations and fully paid, and will not have been issued in violation of the terms of any agreement or other understanding binding upon Pocono Downs.

5.6   The Pocono Downs Companies.  As of the date hereof, the Corporate Subsidiaries are the only direct or indirect subsidiaries of Downs Racing, and each of the Corporate Subsidiaries (i) is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, (ii) has all requisite corporate power and authority and all necessary licenses, permits and authorizations to carry on its business as it has been and is now being conducted and to own, lease and operate the properties used in connection therewith, and (iii) is not, and is not required to be, qualified as a foreign corporation authorized to do business in any other jurisdiction.  As of the Closing Date, each of the Partnership Subsidiaries will (x) be a limited partnership duly formed and validly existing under the laws of the Commonwealth of Pennsylvania, (y) have all requisite partnership power and authority and all necessary licenses, permits and authorizations to carry on its business as it is being conducted and to own, lease and operate the properties used in connection therewith, and (z) not be, and will not be required to be, qualified as a foreign limited partnership authorized to do business in any other jurisdiction.

5.7   Capitalization of Subsidiaries.  As of the date hereof, (i) the authorized, issued and outstanding capital stock of each Corporate Subsidiary is listed on Schedule 5.7 hereof, (ii) all of such issued and outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon any Corporate Subsidiary and were issued in compliance with all applicable charter documents of the Corporate Subsidiaries and all applicable federal and state laws, rules and regulations, and (iii) there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from any Corporate Subsidiary any shares of, or any securities convertible into, the capital stock of any Corporate Subsidiary.  As of the Closing Date, the issued and outstanding partnership interests of each Partnership Subsidiary will have been duly authorized for issuance, validly issued in compliance with all applicable organizational documents of such Partnership Subsidiary and all applicable federal, state and foreign securities laws, rules and regulations and fully paid, and will not have been issued in violation of the terms of any agreement or other understanding binding upon such Partnership Subsidiary.

5.8   Ownership of Subsidiaries.  As of the date hereof, Downs Racing is the lawful owner of record and beneficially of all of the issued and outstanding shares of capital stock of the Corporate Subsidiaries, in each case (except as set forth on Schedule 5.8 hereof) free and clear of all pledges, liens, encumbrances, claims and other charges and restrictions thereon of every kind, including without limitation any agreements, subscriptions, options, warrants, calls, proxies, commitments or rights (contingent or otherwise) of any character granting to any person any interest in or right to vote or acquire from any Corporate Subsidiary at any time, or upon the happening of any stated event, any equity securities of any Corporate Subsidiary.  As of the Closing Date, PNGI LLC will be the sole general partner and PNGI Nevada will be the sole limited partner of each of the Partnership Subsidiaries and in each case will own the respective partnership interests of each such Partnership Subsidiary free and clear of all pledges, liens, encumbrances, claims and other charges and restrictions thereon of every kind, including without limitation any agreements, subscriptions, options, warrants, calls, proxies, commitments or rights (contingent or otherwise) of any character granting to any person any interest in or right to vote or acquire from any Partnership Subsidiary at any time, or upon the happening of any stated event, any partnership interests of any Partnership Subsidiary.  No Pocono Downs Company owns or will own as of the Closing Date any shares of capital stock or securities of any corporation other than as set forth in Schedule 5.8 hereof and no Pocono Downs Company has or will have as of the Closing Date any other ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or legal entity, except for bank, checking and money market accounts and other cash equivalent investments.

5.9   Financial Statements.  Sellers have delivered to Buyer prior to the date hereof internally prepared (i) consolidated balance sheets of the Pocono Downs Companies as of December 31, 2003, 2002 and 2001 and the related consolidated statements of income, retained earnings and cash flows for the 12-month periods then ended (the “Pocono Downs Financials”) and (ii) the consolidated balance sheet of the Pocono Downs Companies as of June 30, 2004 (the “Interim Balance Sheet”) and the related consolidated statement of income for the six-month period then ended (collectively with the Interim Balance Sheet, the “Interim Financials”; and together with the Pocono Downs Financials, the “Financials”).  The Financials, correct and complete copies of all of which are attached hereto as Schedule 5.9, were prepared in accordance with the books and records of the Pocono Downs Companies and present fairly the consolidated financial position and assets and liabilities of the Pocono Downs Companies as of their respective dates and the results of their consolidated operations for the periods then ended, in conformity with generally accepted accounting principles applied on a consistent basis except for the omission of footnote information and, in the case of the Interim Financials, statements of retained earnings and cash flows, and normal year-end audit adjustments which in the aggregate will not be material in terms of their overall impact on the Interim Financials.  The accounting books and records maintained by the Pocono Downs Companies, and upon which the Financials are based, accurately reflect all of their material items of income and expense, assets and liabilities.  The Pocono Downs Companies maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles.

5.10         Accounts Receivable.  All accounts receivable of the Pocono Downs Companies are valid and genuine, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions, and, to the knowledge of Sellers, are not subject to valid defenses, set-offs or counterclaims other than in the ordinary course of business.  All accounts receivable reflected on the Interim Balance Sheet, less (a) reasonable allowance for doubtful accounts and (b) employee receivables (not to exceed $10,000 in the aggregate) not deemed to be collectible for purposes of the Closing Financial Statements, are collectible in full within 90 days after the Closing Date with customary collection effort.

5.11         Inventory and Equipment.  All inventory and equipment of the Pocono Downs Companies reflected on the Interim Balance Sheet, and all inventory and equipment owned by the Pocono Downs Companies as of the date hereof, (a) consisted and consists of items of a quality and quantity useable in the ordinary course of their businesses consistent with past practice, subject to normal wear and tear and routine maintenance, (b) was and is valued in conformity with generally accepted accounting principles applied on a consistent basis and (c) conformed and conforms in all material respects to all applicable laws, ordinances, codes, rules and regulations relating thereto and to the construction, use, operation and maintenance thereof.  Such inventory and equipment has been maintained in accordance with the regular business practices of the Pocono Downs Companies, is in good working order for use in the ordinary course of business as now conducted by the Pocono Downs Companies and includes everything needed for the conduct of the business as currently conducted.

5.12         Absence of Undisclosed Liabilities.  Except as set forth in Schedule 5.12 hereto, none of the Pocono Downs Companies are liable for or subject to any liability except for:

5.12.1      those liabilities reflected on the face of the Interim Balance Sheet and not heretofore paid or discharged;

5.12.2      those liabilities incurred, consistent with its past practice, in the ordinary course of its business and either not required to be shown on the Interim Balance Sheet or arising since June 30, 2004, which liabilities in the aggregate are, taken as a whole, of a character and magnitude consistent with its past practice.

5.12.3      To the knowledge of Sellers, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint or demand against any of the Pocono Downs Companies giving rise to any liabilities that would have a material adverse effect, either individually or in the aggregate, on the business, operations or operating results, assets or properties of the Pocono Downs Companies.

For purposes of this Section 5.12 only, the term “liabilities” shall mean only items required to be reflected as liabilities on a balance sheet prepared in accordance with generally accepted accounting principles.

5.13         Existing Condition.  Except as disclosed on Schedule 5.13 hereto, since June 30, 2004, the Pocono Downs Companies have not:

5.13.1      sold, assigned or transferred any of their material assets or properties except in the ordinary course of their businesses consistent with past practice;

5.13.2      created, incurred, assumed or guaranteed any indebtedness for money borrowed or obligations under capital leases;

5.13.3      suffered any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting their businesses, operations or operating results, assets or properties;

5.13.4      suffered any material adverse change in their businesses, operations or operating results, assets, properties, condition (financial or otherwise) other than changes generally affecting the racing industry in the northeast quadrant of the Commonwealth of Pennsylvania or nationally;

5.13.5      made any capital expenditure or capital addition or betterment or any series thereof except for such as may be involved in the ordinary repair, maintenance and replacement of their assets or are otherwise consistent with past practice or requirements of law;

5.13.6      other than in the ordinary course of business consistent with past practice, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, or entered any contracts with any of their directors, officers or employees, or to Sellers, Parent or any affiliate of Parent, or made any increase in, or any addition to, other benefits to which any of their directors, officers or employees may be entitled;

5.13.7      made or authorized any change in their charter documents or bylaws, except as previously approved by Buyer in writing;

5.13.8      declared, set aside, or paid any dividend or made any distribution with respect to their capital stock (whether in case or in kind) or redeemed, purchased, or otherwise acquired any of their capital stock, except as previously approved by Buyer in writing;

5.13.9      entered into any material transaction; or

5.13.10    agreed or committed to agree to any of the foregoing.

Except as disclosed on Schedule 5.13 hereto, since August 31, 2004, the Pocono Downs Companies have not made or suffered, except in the ordinary course of business, any material amendment to or termination of any material contract or commitment to which they or any of them is or was a party or by which they or any of their properties are or were bound.

5.14         Assets and Properties.

5.14.1      Schedule 5.14.1 is a true and complete list of each parcel of real property owned, leased or subleased by any Pocono Downs Company or in which any Pocono Downs Company has any real estate interest and lists each lease agreement under which any Pocono Downs Company has any direct or indirect leasehold interest in any real property (collectively, “Real Property”).  Schedule 5.14.1 hereto also contains a list of all fixed assets owned by the Pocono Downs Companies as of June 30, 2004, and will include in each case the book and tax basis thereof.  With respect to each parcel of Real Property, true and complete copies of title reports and policies, leases, subleases, lease agreements and amendments thereto, as applicable, have been delivered to Buyer.

(a)           With respect to the owned Real Property, (i) a Pocono Downs Company is the sole owner of good, valid, fee simple title to the owned Real Property including, without limitation, all buildings, structures, fixtures and improvements located thereon in each case, free and clear of all mortgages, liens, pledges, security interests and other encumbrances, except as set forth on Schedule 5.14.1; (ii) except with respect to that certain Settlement Agreement by and between Parent, PNGI Delaware, Penn National Racecourse, Mountainview Thoroughbred Racing Association, Pennsylvania National Turf Club, Inc. and MTR Gaming Group, Inc., dated June, 2003 (the “Settlement Agreement”), as set forth on Exhibit B, and as set forth on Schedule 5.14.1, none of the Real Property owned by Sellers or any Pocono Downs Company is subject to any option, right of first refusal, contract or other restriction of any nature whatsoever preventing or limiting Sellers’ right to sell, transfer, convey or use the real property; and (iii) except as disclosed on Schedule 5.14.1, there are no parties (other than the respective Pocono Downs Company) in possession of the owned real property and there are no leases, subleases, licenses, concessions or other agreements granting to any party the right of use or occupancy of any portion of the owned real property.

(b)           With respect to the Real Property subject to any lease or sublease, (i) no Seller nor any Pocono Downs Company has received notice from the other party to any lease agreement notifying such Seller or Pocono Downs Company of the termination thereof; (ii) except as set forth on Schedule 5.14.1, each lease may be assigned by a Seller or the respective Pocono Downs Company, as applicable, to Buyer without the consent or approval of any third party; (iii) except as set forth on Schedule 5.14.1, no Seller nor any Pocono Downs Company, as applicable, has assigned, sublet, transferred or encumbered its leasehold interest; and (iv) each Seller or Pocono Downs Company, as applicable, has, and immediately after the Closing, Buyer will have, good and valid title to each leasehold estate, free and clear of any encumbrances except as set forth on Schedule 5.14.1.

(c)           With respect to the Real Property, (i) each Seller or Pocono Downs Company, as applicable, has received all approvals required in connection with the ownership (or leasing, as applicable) and operation of the property and such property has, in all material respects, been operated and maintained in accordance with, and, to Sellers’ knowledge, is not in violation of, applicable laws, statutes and similar legal requirements and (ii) no Seller has knowledge of or has not received written notice that there is existing, pending or threatened condemnation proceedings against any part of the Real Property.

5.14.2      The Pocono Downs Companies own outright and have good and marketable title to all owned properties and assets including, without limitation, all of the properties and assets reflected on the Interim Balance Sheet and those acquired since June 30, 2004 (except in each case for properties and assets sold or otherwise disposed of since such date in the ordinary course of the business consistent with past practice, subsurface coal rights and except that Pocono Downs’ off-track wagering facility in Erie, Pennsylvania is under an agreement of sale pursuant to the terms and provisions of the Settlement Agreement attached hereto as Exhibit B), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings (and which have been fully accrued for) and items disclosed on Schedule 5.14.1 hereto.  All leases, subleases, licenses, permits and authorizations in any manner related to the Real Property, fixed assets, business of the Pocono Downs Companies and all other instruments, documents and agreements pursuant to which any Pocono Downs Company has obtained the right to use any real or personal property are valid and effective in accordance with their respective terms, and there is not under any of such leases, subleases, licenses, permits, authorizations, instruments, documents or agreements any existing material default or event which with the giving of notice or lapse of time, or both, would constitute a default.

5.14.3      Except as disclosed on Schedule 5.14.3 hereto, all facilities, buildings, vehicles, equipment, furniture and fixtures, leasehold improvements and other material items of tangible personal property owned or used by any Pocono Downs Company are in good operating condition and repair, subject to normal wear and tear and routine maintenance, are useable in the regular and ordinary course of their businesses and substantially conform to all applicable laws, ordinances, codes, rules and regulations relating thereto and to the construction, use, operation and maintenance thereof.

5.14.4      Located on the Real Property is all machinery, equipment, appliances and fixtures necessary or useful for the proper supply of heat, ventilation, air conditioning, electricity, water service, fire protection, gas and lighting service to the buildings used to operate the Real Property.

5.14.5      Except as disclosed on Schedule 5.14.5 hereto, since January 1, 2001, no notice has been received by any Seller or Pocono Downs Company from the holder of any mortgage or from any insurance company that has issued a policy with respect to the Real Property or by any Board of Fire Underwriters, or other body exercising similar functions, claiming any defects or deficiencies with respect to the Real Property, or requesting performance of any demolition, repairs, alterations or other work to the Real Property.

5.14.6      The Real Property is connected to sanitary sewer, storm sewer, water, electricity, gas, telephone and all other necessary utilities and services, and to the knowledge of Sellers and the Pocono Downs Companies there are no material circumstances or conditions which exist which would result in termination of such connections.

5.14.7      There is, to the knowledge of Sellers and the Pocono Downs Companies, no present, or threatened, ban, moratorium or other limitation of any kind on new connections or additional flows to the sewage treatment plant serving or to serve the Real Property.

5.14.8      Except as set forth on Schedule 5.14.8 hereto, no work has been or will be performed at, and no materials have been or will be furnished to, the Real Property which might give rise to any mechanics’, materialmen’s or other lien against the Real Property in excess of $50,000.

5.14.9      Plans of all buildings, seating stands and other structures at Pocono Downs have been approved by the Pennsylvania Harness Commission to the extent required by such Commission.

5.15         Taxes and Tax Returns and Reports.  With respect to the Pocono Downs Companies (each referred to in this Section as a “Taxpayer”):  (a) all reports, returns, statements (including without limitation estimated reports, returns or statements), and other similar filings required to be filed on or before the Closing Date by any Taxpayer (the “Tax Returns”) with respect to any Taxes have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns correctly reflect the liability of each Taxpayer for Taxes for the periods, properties or events covered thereby, (b) all Taxes payable with respect to the Tax Returns will have been paid in full prior to the Closing Date, (c) no deficiency in respect of any Taxes which has been assessed against any Taxpayer remains unpaid and neither Taxpayers nor any Seller has knowledge of any unassessed Tax deficiencies or of any audits (other than routine annual audits by the Pennsylvania Department of Revenue) or investigations pending or threatened against any Taxpayer with respect to any Taxes, (d) except as set forth in Schedule 5.15 hereto, there is in effect no extension for the filing of any Tax Return, no Taxpayer has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax, and no power of attorney granted by any Taxpayer with respect to any tax matters is currently in force, (e) to the knowledge of each Seller and each Taxpayer, no claim has ever been made by any Tax authority in a jurisdiction in which any Taxpayer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, (f) there are no liens for Taxes upon any asset of any Taxpayer except for liens for current Taxes not yet due, (g) no issues have been raised in any examination by any Tax authority with respect to any Taxpayer which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined, (h) except for the obligations established by this Agreement or Schedule 5.15, no Taxpayer is a party to any Tax allocation or sharing agreement or otherwise under any obligation to indemnify any person with respect to any Taxes, (i) no Taxpayer is or has ever been a holder of any equity interests in any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes, (j) there are no accounting method changes or proposed accounting method changes of any Taxpayer that could give rise to an adjustment under Section 481 of the Internal Revenue Code of 1986, as amended (the “Code”), for periods after the Closing Date, (k) there are no requests for rulings in respect of any Tax pending between any Taxpayer and any Tax authority, (l) since 1998, no Taxpayer has been a member of any affiliated group other than the affiliated group of which Sellers’ ultimate parent is the common parent, (m) each Taxpayer has timely made all deposits required by law to be made with respect to employees’ withholding and other employment taxes, and (n) Schedule 5.15 sets forth all federal tax elections that required explicit written elections (and explicitly not including any election made by selecting a filing position on a filed tax return) that currently are in effect with respect to any Taxpayer and all such elections for purposes of foreign, state or local Taxes and all such consents or Agreements for purposes of federal, foreign, state or local Taxes in each case that reasonably could be expected to affect or be binding upon any Taxpayer or their respective Assets or operations after the Closing.

For purposes of this Agreement, “Taxes” means any taxes, duties, assessments, fees, levies or similar governmental charges, together with any interest, penalties and additions to tax, imposed by any taxing authority, wherever located (i.e. whether federal, state, local, municipal or foreign), including without limitation all net income, gross income, gross receipts, net receipts, sales, use, transfer, capital stock, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, pari-mutuel or other similar taxes, value added, ad valorem, occupation or any other similar governmental charge or imposition.

5.16         Legal Proceedings.  Except as disclosed on Schedule 5.16 hereto, there are no disputes, claims, charges, actions, complaints, suits or proceedings (including without limitation local zoning or building ordinance proceedings), arbitrations or investigations, either administrative, including before the National Labor Relations Board, or judicial, pending, or to the knowledge of any Seller or Pocono Downs Company threatened, by or against any Pocono Downs Company or their assets or businesses, before or by any court or governmental or regulatory official, body or authority, or before an arbitrator of any kind.  Except as disclosed on Schedule 5.16 hereto, no Seller nor any Pocono Downs Company has any knowledge of any condition or state of facts or the occurrence of any event that such Seller or Pocono Downs Company believes is likely to form the basis of any material dispute, claim, charge, action, complaint, suit, proceeding or arbitration against such Seller or any Pocono Downs Company.  Except as disclosed on Schedule 5.16 hereto, no Seller nor any Pocono Downs Company is a party to the provisions of any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority.

5.17         Compliance with Law.

5.17.1      Except as disclosed on Schedule 5.17.1 hereto, the Pocono Downs Companies have complied in all material respects with each, and are not in violation in any material respect of any, law, rule or regulation to which they or their businesses are, or their operations, assets or properties are, subject and have not failed to obtain or substantially adhere to the requirements of any license, permit or other authorization necessary to the ownership of their assets and properties or to the conduct of their businesses.  Without limiting the generality of the foregoing, except as disclosed on Schedule 5.17.1 hereto since January 1, 2001 (a) neither any Seller nor any Pocono Downs Company, or any director, officer, employee or agent of or any consultant to any Seller or any Pocono Downs Company, or any other person authorized to act on behalf of any Seller or any Pocono Downs Company, has unlawfully offered, paid or agreed to pay, directly or indirectly, any money or anything of value to or for the benefit of any individual who is or was an official or employee or candidate for office of the government of any country or any political subdivision, agency or instrumentality thereof or any employee or agent of any customer or supplier or any Seller and (b) each Seller and each Pocono Downs Company is in substantial compliance with all applicable federal, state and local laws, and, to the knowledge of such Seller, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure to so comply.

5.17.2      Prior to the date hereof, Downs Racing has not annually provided the Pennsylvania Harness Commission with a complete list of all its shareholders, indicating the number of shares held by each shareholder.  On or about March 1, 2004, Downs Racing placed on deposit with the Pennsylvania Harness Commission an irrevocable letter of credit equivalent to its average weekly purse total from the immediate prior year.  Downs Racing has submitted to the Pennsylvania Harness Commission copies of weekly payrolls of all personnel employed at the track during its current or most recent race meeting, including any applicable state license number, address and title of each employee.  Downs Racing has submitted copies of all written contracts and agreements and a summary of all verbal contracts and agreements required to be submitted to the Pennsylvania Harness Commission.  Downs Racing maintains separate general ledgers and books of original entries for each calendar or fiscal year.  At the close of each racing meet and at the close of its fiscal year, Downs Racing has submitted to the Pennsylvania Harness Commission a Statement of Assets and Liabilities and a Statement of Profit and Loss and Surplus.  Downs Racing has also submitted all interim and daily financial reports to the Pennsylvania Harness Commission to the extent requested by such Commission.  At least 85% of the persons employed each day in the operation of Downs Racing is a citizen of the United States of America and a resident of the Commonwealth of Pennsylvania for at least 2 years prior to the start of their employment.  Downs Racing has adopted the uniform system of accounts to the extent required by the Pennsylvania Department of Revenue.  Downs Racing has paid through the Pennsylvania Department of Revenue for credit to the State Racing Fund all taxes it is required to pay, including the tax of the amount wagered each day and the tax on the admission price of tickets sold or otherwise disposed of and it has done so within the time limits imposed by the Pennsylvania Act or related regulations promulgated by the Pennsylvania Harness Commission.

5.18         Validity of Contemplated Transactions.  The execution, delivery and, except as set forth on Schedule 5.18 hereto, performance hereof by Sellers will not contravene or violate (a) any law, rule or regulation to which any Pocono Downs Company is subject, (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to any Pocono Downs Company or (c) the charter, organizational or governing documents of any Pocono Downs Company; nor, except as set forth on Schedule 5.18 hereto, will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any material contract, commitment, agreement, lease, license, permit, authorization, document or other understanding, oral or written, to or by which any Pocono Downs Company is a party or otherwise bound or by which any of the assets or properties of any Pocono Downs Company may be bound or give any party with rights thereunder the right to terminate, modify, accelerate, renegotiate or otherwise change any of the existing rights or obligations of any Pocono Downs Company thereunder.

5.19         Insurance.  Schedule 5.19 hereto contains a true and complete list of the insurance coverage in effect with respect to the Pocono Downs Companies and their businesses and properties, together with a description of each insurance claim in excess of $50,000 made by the Pocono Downs Companies during the past two years not set forth on Schedule 5.16 hereto.  The Pocono Downs Companies have at all times during the past three years maintained insurance coverage substantially similar to the insurance coverage currently in effect.  There has been no material default under any such coverage, nor has there been any failure to give any notice or present any claim under any such coverage in a timely fashion or in the manner or detail required by the policy or binder.  There are no outstanding unpaid premiums other than premiums accrued but not yet payable in the ordinary course of business of the Pocono Downs Companies and there are no provisions in any insurance coverage of the Pocono Downs Companies for retroactive or retrospective premium adjustments.

No notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such coverage has been received by any Pocono Downs Company.  Except as disclosed on Schedule 5.19 hereto, there are no outstanding performance bonds or other surety arrangements covering or issued for the benefit of either the Pocono Downs Companies or their businesses or as to which the Pocono Downs Companies have or may incur any liability.

5.20         Contracts and Commitments.  Except as listed and described on Schedule 5.20 hereto or, in the case of benefit plans and arrangements, Schedule 5.23 hereto, none of the Pocono Downs Companies is a party to or otherwise bound by any written or oral:

5.20.1      agreement, contract or commitment with Parent or any affiliate of Parent or any present or former shareholder, director or officer of any such Pocono Downs Company or any Seller; or any agreement, contract or commitment with any employee or consultant or for the employment of any person, including without limitation any consultant;

5.20.2      agreement, contract, commitment or arrangement with any labor union or other representative of any employee or horseman;

5.20.3      agreement, contract or commitment for the purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case supplies, products or services having a value of $50,000 or more;

5.20.4      agreement, contract or commitment to sell or supply products or to perform services, involving in any one case products or services having a value of $50,000 or more;

5.20.5      agreement, contract or commitment (i) providing for payments based upon the revenues or profits of any Pocono Downs Company or any other entity or (ii) continuing over a period of more than six months from the date hereof or exceeding $50,000 in value;

5.20.6      capital or operating lease under which it is either lessor or lessee of real property (not listed in Schedule 5.14.1) or any material personal property;

5.20.7      note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other agreement or contract, commitment or arrangement for the borrowing or lending of money (including without limitation loans to or from officers, directors or any Seller); or agreement, contract, commitment or arrangement for a line of credit or guarantee, pledge or undertaking in any manner whatsoever of the indebtedness of any other person;

5.20.8      agreement, contract or commitment with any governmental agency, commission, department or other governmental body;

5.20.9      agreement, contract or commitment for any capital expenditure in excess of $50,000;

5.20.10    agreement, contract or commitment limiting or restraining it from engaging or competing in any lines of business with any person, nor to the knowledge of any Seller or any Pocono Downs Company is any officer or employee of any Pocono Downs Company subject to any such agreement;

5.20.11    material license, franchise, distributorship or other similar agreement, contract or commitment, including without limitation those which relate in whole or in part to any patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by any Pocono Downs Company; or

5.20.12    material agreement, contract or commitment not made in the ordinary course of its business.

Except as may be disclosed on Schedule 5.20 hereto, each of the agreements, contracts, commitments, arrangements, leases and other instruments, documents and undertakings listed on Schedule 5.20 hereto is, as to the Pocono Downs Company party thereto and, to the knowledge of Sellers and the Pocono Downs Companies, the other parties thereto, valid and enforceable in accordance with its terms (except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws); the Pocono Downs Company party thereto, as the case may be, (and to the knowledge of Sellers and the Pocono Downs Companies, the other parties thereto) are in substantial compliance with and are not in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and to the knowledge of Sellers and the Pocono Downs Companies, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a material default thereunder.

5.21         Additional Information.  Schedule 5.21 hereto contains, to the extent not described in some other Schedule hereto, accurate lists and, in respect of items not fully set forth in a document previously provided to Buyer or its representatives, summary descriptions of the following:

5.21.1      the names of all directors of each Pocono Downs Company;

5.21.2      the names and current bi-weekly salaries of all employees of each Pocono Downs Company as of September 18, 2004 together with a statement of the full amount of any bonuses, profit sharing or other remuneration paid to each such person and to any director during the current or the last fiscal year or payable to each such person in the future and the basis therefor;

5.21.3      the names and addresses of each bank and other financial institution or fund in which any Pocono Downs Company maintains an account (whether checking, savings, money market or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access with respect thereto;

5.21.4      a listing of all cash equivalent items held by any Pocono Downs Company;

5.21.5      a listing of all material licenses, permits and governmental authorizations of each Pocono Downs Company;

5.21.6      the names of all persons holding powers of attorney executed by any Pocono Downs Company and a summary statement of the terms thereof; and

5.21.7      a listing of all accounts payable of each Pocono Downs Company as of August 31, 2004 in excess of $50,000 individually.

5.22         Labor Matters; Owners and Trainers.  Except as set forth on Schedule 5.22 hereto, during the last 12 months, (a) there are no labor controversies, disturbances, or disputes pending, or to the knowledge of a Seller or a Pocono Downs Company, threatened against any Pocono Downs Company, and neither any Seller nor any Pocono Downs Company has knowledge of any facts that would be likely to give rise to such a controversy, disturbance, or dispute; (b) there is no union representing the interests of any employees of any Pocono Downs Company; (c) to the knowledge of the Pocono Downs Companies and Sellers, there are no employees of any Pocono Downs Company seeking union representation; and (d) to the knowledge of Sellers and the Pocono Downs Companies, there is no union seeking to represent such employees.  The relations of the Pocono Downs Companies with their employees, and with owners and trainers who have participated in racing at Pocono Downs within the past 12 months, are satisfactory, and neither any Seller nor any Pocono Downs Company has knowledge of any facts that would be likely to affect adversely such relations.

5.23         Benefit Plans and Arrangements.

5.23.1      Schedule 5.23 hereto lists each employee benefit plan (within the meaning of section 3(3) of ERISA), and each other deferred compensation, equity compensation, pension, retirement, profit-sharing, medical, health, vision, dental, prescription drug, life insurance, disability, or other employee or retiree benefit plan, fund, program, agreement, arrangement or understanding, in each case, that is sponsored, maintained, contributed to or required to be contributed to by one or more of the Pocono Downs Companies, or an ERISA Affiliate, for the benefit of any employee or former employee, or any beneficiary of any employee or former employee, of a Pocono Downs Company (the “Plans”).

5.23.2      With respect to each Plan, the Pocono Downs Companies have made (or as of the Closing Date will make) all contributions thereto which they have accrued on their financial statements and other books and records as a liability and except as disclosed on Schedule 5.23.  Sellers have delivered or made available to Buyer true, accurate and complete copies of (i) all documents governing such Plans, and all amendments thereto, (ii) all annual Form 5500 tax returns filed, for the three plan years ending on or immediately preceding the Closing Date, with respect to such Plans with the United States Department of Labor, (iii) all summary plan descriptions, notices and other material reporting and disclosure material furnished to participants in any of such Plans, (iv) all actuarial, accounting and financial reports, if any, prepared with respect to any of such Plans for the three plan years ending on or immediately preceding the Closing Date and (v) all currently effective IRS determination letters on any of such Plans and any pending IRS determination letter applications for any such Plans.

5.23.3      Except as disclosed on Schedule 5.23, each Plan has been administered in material compliance with its terms and with the applicable provisions of the Code, ERISA, and all other applicable statutes and governmental rules and regulations.

5.23.4      Except as disclosed on Schedule 5.23, each Plan that is intended to be qualified under section 401(a) of the Code is so qualified (except to the extent that failure to be so qualified would not reasonably be expected to result in a material liability of Buyer) and has either (i) received a current, favorable determination letter as to such qualification from the IRS, (ii) been submitted to the IRS for such determination letter within the applicable remedial amendment period under section 401(b) of the Code, or (iii) the applicable remedial amendment period has not expired.

5.23.5      Except as disclosed on Schedule 5.23, there is no action, claim or demand of any kind (other than routine claims for benefits) which has been brought or, to the knowledge of any Pocono Downs Company, threatened, against any Plan or the assets thereof, or against any fiduciary of any such Plan.

5.23.6      Except as disclosed on Schedule 5.23, (i) no Plan is, or has been (A) subject to Title IV of ERISA, (B) a multiemployer plan, as that term is defined in section 3(37) of ERISA (a “Multiemployer Plan”), or (C) a plan providing life, health or medical benefits to retired or terminated employees (other than as required by sections 601-608 of ERISA); (ii) no Pocono Downs Company has contributed to or ever has been obligated to contribute to a Multiemployer Plan; and (iii) no prohibited transactions described in section 406 of ERISA or section 4975 of the Code have occurred with respect to any Plan which would result in any material liability to a Pocono Downs Company.  No Plan subject to Title IV of ERISA has suffered an “accumulated funding deficiency” as defined in Section 412(a) of the Code.  Neither the Pocono Downs Companies nor any ERISA Affiliate has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, nor any contingent withdrawal liability under Section 4204 of ERISA, to any Multiemployer Plan, which liability could reasonably be expected to become a liability of Buyer.

5.23.7      With respect to any Plan that is an employee welfare benefit plan (within the meaning of section 3(1) of ERISA) (a “Welfare Plan”), (i) each Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deductions and (ii) any Welfare Plan that is a group health plan (within the meaning of section 5000(b)(l) of the Code) is, and at all times has been, in material compliance with section 4980B of the Code.

5.23.8      Except as disclosed on Schedule 5.23, Sellers have not made any commitment regarding the continuation of any Plan and Buyer will be free, in its sole discretion, to cause the applicable Pocono Downs Company, subject to the requirements of applicable law, to amend, cancel, terminate or otherwise modify in any and all respects any such Plan.

5.23.9      Except as disclosed on Schedule 5.23, the consummation of the sale and purchase of the Partnership Interests effectuated by this Agreement shall not impose upon any Pocono Downs Company any obligation with respect to the payment of any severance benefits, parachute payments or any other similar type of payment to any employee or any other person.

5.23.10    Except as disclosed on Schedule 5.23, neither the Pocono Downs Companies nor any Plan have any material liability under the Code, ERISA, or other applicable statutes, governmental rules or regulations with respect to any employee benefit plan maintained by an ERISA Affiliate.  For purposes of this Section 5.23 only, the term “ERISA Affiliate” shall include (i) any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes a Pocono Downs Company, (ii) any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with a Pocono Downs Company, (iii) any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes a Pocono Downs Company and (iv) any other entity required to be aggregated with a Pocono Downs Company pursuant to the regulations issued under Section 414(o) of the Code.

5.24         Environmental Matters.  All the representations and warranties contained in this Section 5.24 are subject to, and qualified in their entirety by, the information disclosed on Schedule 5.24:

5.24.1      Each of the Pocono Downs Companies is and has been in compliance in all material respects with all applicable Environmental Laws and has obtained all Environmental Permits to operate its business as currently operated, and Schedule 5.24 sets forth a true and correct list of all such Environmental Permits.

5.24.2      There has not been any Release or threatened Release of any Hazardous Material, that has, or will require cleanup, at, in, on, or from any Real Property owned, operated or leased by any Pocono Downs Company.

5.24.3      No Environmental Claims have been made, or are pending or, to Sellers’ knowledge, have been threatened against any Pocono Downs Company with respect to either the Real Property owned, operated or leased by any Pocono Downs Company or such Pocono Downs Company’s operations thereon.

5.24.4      There is no use or storage of any Hazardous Material that contains levels exceeding any applicable regulatory criteria that would cause an Environmental Claim, and no other materials, including asbestos containing material, toxic mold, lead paint, polychlorinated biphenyl, landfill or dump, is present at, in or on any Real Property or facility owned or operated in connection with the business of any Pocono Downs Company.

5.24.5      To the knowledge of Sellers, as of the Closing Date, no Pocono Downs Company has arranged, by contract, agreement or otherwise, for the treatment or disposal of Hazardous Materials in connection with its business such that it is or could be liable for Remediation under Environmental Laws.

5.24.6      Sellers have no actual knowledge that any Pocono Downs Company has received any written notice or complaint from the Pennsylvania Department of Environmental Protection or the U.S. Environmental Protection Agency related to environmental conditions or claims with respect to the Real Property, and to Sellers’ actual knowledge, the Pocono Downs Companies have disclosed to or otherwise made available for inspection by Buyer all written reports and material correspondence received prior to the date hereof from any environmental consultant or environmental contracting firm identifying or discussing actual or potential environmental conditions with respect to the Real Property.

5.24.7      For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Environmental Claims” means any and all administrative or judicial actions, sanctions, suits, orders, claims, liens, notices, investigations, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by a governmental authority or any other person (other than Buyer or its affiliates) for compliance, damages, penalties, removal, response, Remediation or other action pursuant to any applicable Environmental Law or for personal injury or property damage (other than to Buyer or its affiliates) resulting from a Hazardous Material at, to or from any facility or property of any Pocono Downs Company or any facility or property at which any Pocono Downs Company disposed or arranged for the disposal or treatment (with a transporter or otherwise) of Hazardous Materials, including without limitation past, present or future employees of any Pocono Downs Company seeking damages for exposure to Hazardous Materials;

“Environmental Laws” means all federal, state and local laws, statutes, ordinances, codes, rules and regulations related to the environment, natural resources, safety or health or the handling, use, recycle, generation, treatment, storage, transportation or disposal of Hazardous Materials, and any common law cause of action relating to the environment, natural resources, safety, health or the management of or exposure to Hazardous Materials including without limitation, Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §§ 9601, et seq.); the Superfund Amendments and Reauthorization Act (42 U.S.C. §§ 9601, et seq.); the Hazardous Materials Transportation Act, as amended (49 U.S.C. §§ 5101, et seq.); the Resource Conservation and Recovery Act, as amended, (42 U.S.C. §§ 6901, et seq.); the Clean Water Act, as amended (33 U.S.C. §§ 1251, et seq.); the Clean Air Act, as amended (42 U.S.C. §§ 7401, et seq.); the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136, et seq.); the Toxic Substances Control Act (15 U.S.C. §§ 2601, et seq.); the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. §§ 1201, et seq.); Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. §§ 11001, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.); Solid Waste Disposal Act, (42 U.S.C. §§ 6941 et seq.); the Endangered Species Act (7 U.S.C. § 136;16 U.S.C. § 460, et seq. (1973)); the Oil Pollution Act of 1990 (33 U.S.C. §§ 2702 to 2761), all amendments to any of the foregoing statutes, and all regulations promulgated by any federal or state agencies, including the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and similar regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect, including the Pennsylvania Solid Waste Management Act of July 7, 1980 (35 P.S. §§ 6018.101﷓6018.1003); the Low Level Radioactive Waste Disposal Act of February 9, 1988 (35 P.S. §§ 7110.1 et seq.); the Infectious and Chemotherapeutic Waste Act of July 13, 1988 (35 P.S. §§ 6019.1 et seq..); Municipal Waste Planning, Recycling and Waste Reduction Act of July 28, 1988 (53 P.S. §§ 4000.100 et seq.); the Hazardous Sites Cleanup Act of October 18, 1988 (35 P.S. §§ 6020.101 et seq.); the Clean Streams Law of June 22, 1937 (35 P.S. §§691.1﷓691.1001); the Air Pollution Control Act of January 8, 1960 (35 P.S. §§ 4001-4015); the Surface Mining Conservation & Reclamation Act of May 31, 1945 (52 P.S. §§ 1396.1-1396.31); the Noncoal Surface Mining Conservation & Reclamation Act (52 P.S. §§ 3301-3326); and the Dam Safety and Encroachments Act of November 26, 1978 (32 P.S. §§ 693.1-693.27); and all rules and regulations implementing any of the foregoing.

“Environmental Permits” means all permits, licenses, approvals, authorizations or consents required by any governmental authority under any applicable Environmental Law and includes any and all orders or consent orders issued or entered into by a governmental authority under any applicable Environmental Law; and

“Hazardous Material” means any substance, material or waste that is listed, regulated or defined under any Environmental Law and including, without limitation, any substance, mater or waste that is defined or designated a “hazardous substance,” “hazardous waste,” “regulated substance,” or “solid waste” under any Environmental Laws, petroleum, petroleum-like products or wastes, asbestos, or polychlorinated biphenyls.

“Release” means any presence, spilling, migrating, seeping, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Material into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Material.

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with any Hazardous Material.

5.25         Intellectual Property.

5.25.1      Sellers have identified on Schedule 5.25.1:  (i) all trademarks and servicemarks and trade names that, with respect to trademarks and servicemarks, have been registered with the U.S. Patent and Trademark Office or any state trademark registration office, and with respect to trade names, have been recorded in a governmental office, all as specified on Schedule 5.25.1, and that are used in connection with the business of the Pocono Downs Companies, as well as all current trademarks or servicemarks for which applications for registration have been filed with the U.S. Patent and Trademark Office or any state trademark registration office, as specified on Schedule 5.25.1, and that are used in connection with the business of the Pocono Downs Companies, and all unregistered trademarks, service marks and trade names that are material to, and used in connection with, the business of the Pocono Downs Companies; (ii) all copyrights registered with the U.S. Copyright Office in connection with the business of the Pocono Downs Companies and all unregistered copyrights that are material to, and used in connection with, the business of the Pocono Downs Companies; and (iii) all domain names used in connection with the business of the Pocono Downs Companies (collectively, “Intellectual Property”).  The registered owner of all registered, issued and applied for Intellectual Property, and all domain names used in connection with the business of the Pocono Downs Companies is identified on Schedule 5.25.1.

5.25.2      Sellers have identified on Schedule 5.25.2 all material computer software (other than any commercially available shrink-wrap or click-wrap computer software).  With respect to all such computer software, Sellers or the Pocono Downs Companies either (A) own all right, title and interest, including all copyright rights, in and to such computer software, including access to and use of the source code therefore; or (B) have all necessary rights and licenses to use such computer software as currently used in connection with the business of the Pocono Downs Companies pursuant to a third party license (a “Third Party License”), and have complied in all material respects with all of the provisions of such Third Party Licenses and are not in default thereunder.

5.25.3      Sellers has identified on Schedule 5.25.3 all material warranty, maintenance and support agreements currently in place with respect to computer software and computer hardware (collectively, “Maintenance Agreements”).  Neither Sellers nor any Pocono Downs Companies are in breach under any Maintenance Agreement, nor has any event occurred under any Maintenance Agreement that would reasonably be expected to limit or void the applicable vendor’s or service provider’s warranty, maintenance or support obligations thereunder.

5.25.4      Except as set forth in Schedule 5.25.4, neither Sellers nor any Pocono Downs Companies are obligated to pay any amount, whether as a royalty, license fee or other payment, to any person in order to use any of the Intellectual Property, computer hardware or computer software, and all amounts due with respect to Third Party Licenses and Maintenance Agreements have been paid.

5.25.5      Sellers and the Pocono Downs Companies have sufficient right, title and ownership of all Intellectual Property, computer hardware and computer software, and sufficient Third Party Licenses and Maintenance Agreements for the conduct of the business of the Pocono Downs Companies.  To the knowledge of the Sellers, the conduct of the business of the Pocono Downs Companies (including, without limitation, the Intellectual Property) does not infringe any patent, trademark, service mark, copyright, trade secret or other intellectual property right of any third party.  To the knowledge of the Sellers, none of the Intellectual Property or other intellectual property right used in connection with the business of the Pocono Downs Companies is being infringed upon by others.

5.25.6      There is no claim or demand of any person pertaining to, or any prosecution, suit, action or proceeding pending or threatened, that challenges the right of Sellers or any Pocono Downs Company to use the Intellectual Property, computer hardware or computer software, and no aspect of the Intellectual Property, computer hardware or computer software is subject to any outstanding order, ruling, decree, judgment, settlement, injunction or stipulation.

5.25.7      All Intellectual Property, computer hardware and computer software will be fully transferable, alienable, or licensable by Sellers or the Pocono Downs Companies without restriction and without payment of any kind to any third party.  The consummation of this transaction does not and will not conflict with, alter, or impair any rights.  The assignment of any contracts or agreements to which any Seller or Pocono Downs Company is a party, by operation of law or otherwise, will not result in (i) such party granting to any third party any right to Intellectual Property, computer hardware or computer software owned by or licensed to it, (ii) such party being bound by, or subject to, any non-compete or other restriction on the operation or scope of the business of the Pocono Downs Companies, (iii) such party being obligated to pay any royalties or other amounts to any third party in excess of those payable by such party prior to the Closing, or (iv) any loss of material benefit to such party under any contract, agreement, or license.

5.26         No Third Party Options.  Except as set forth on Exhibit B, there are no existing agreements, options, commitments or rights with, to or in any third person to acquire any of the assets or properties of any Pocono Downs Company or any interest therein, except for those contracts entered into in the ordinary course of business consistent with past practice for the sale of such assets and properties.

5.27         Schedules: Delivery of Documents; Corporate Records.  Sellers have delivered or made available to Buyer the originals or true and complete copies of all documents, including without limitation all amendments, supplements or modifications thereof or waivers currently in effect thereunder, referred to on the Schedules hereto and have also delivered or will deliver prior to the Closing, as applicable, to Buyer copies of the Articles of Incorporation, and all amendments thereto, and the By-Laws, as amended, and any other certificates of formation or organization or partnership agreement or other governing documents of each Pocono Downs Company.  The minute and stock and partnership record books of each Pocono Downs Company, which have been made available to Buyer for its inspection, contain complete and correct copies of all charter documents and the records of all meetings and consents in lieu of meeting of the Boards of Directors (and any committees thereof) and shareholders or partners, as applicable, of each Pocono Downs Company since January 1, 1997.

5.28         Racing License.  Downs Racing has been granted permission to conduct harness racing with pari-mutuel wagering pursuant to Sections 203, 207 and 209 of the Pennsylvania Act.  Downs Racing has also received permission from the Pennsylvania Harness Commission to own and operate five non-primary facilities pursuant to Sections 218 and 218(a) of the Pennsylvania Act and to conduct interstate simulcasting pursuant to Section 216 of the Pennsylvania Act and intrastate simulcasting pursuant to Section 234 of the Pennsylvania Act.  The location and description of each non-primary location is set forth on Section 5.14.1 hereto.  Reference is made to Exhibit B.  In the conduct of its racing activities, Downs Racing has complied in all material respects with the rules and regulations adopted by the Pennsylvania Harness Commission thereunder and, except as disclosed on Schedule 5.28 hereto, the Seller and the Pocono Downs Companies have not:

5.28.1      falsified answers or made misrepresentations to the Pennsylvania Harness Commission in any document required to be filed under the Pennsylvania Act;

5.28.2      failed to properly maintain its track and plant in good condition or failed to make adequate provisions for rehabilitation and capital improvements to its track and plant;

5.28.3      issued or caused to be issued false or misleading advertisement;

5.28.4      knowingly or carelessly permitted on its grounds or within the enclosure of its race track, illegal lotteries, pool selling, touting or bookmaking or any other kind of illegal gambling;

5.28.5      aided or knowingly permitted or conspired to permit any public officer, public employee or party officer to hold any office or employment with any Seller or the Pocono Downs Companies; or

5.28.6      issued free passes, cards or badges without admission tax except to those persons permitted by Section 231 of the Pennsylvania Act.

Downs Racing has issued free passes, cards or badges for special promotional programs and seasonal discount ticket programs without the approval of the Pennsylvania Harness Commission.

5.29         Patriot Act.  Sellers certify that, to the knowledge of Sellers and the Pocono Downs Companies, the Pocono Downs Companies have not been designated as, and are not owned or controlled by, a “suspected terrorist” as defined in Executive Order 13224.  None of the cash or property owned by the Pocono Downs Companies has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and no contribution or payment by the Pocono Downs Companies has been, and this Agreement will not cause the Pocono Downs Companies to be, in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United Stated International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

5.30         Disclosure.  The representations and warranties contained in this Section 5 do not knowingly or recklessly contain any untrue statement of a material fact or knowingly or recklessly omit to state any material fact necessary in order to make the statements and information contained in this Section 5 not misleading.

6.     Representations and Warranties of Buyer.  Buyer represents and warrants to Sellers as follows:

6.1   Existence.  The MTGA is an instrumentality of the Mohegan Tribe of Indians of Connecticut (the “Tribe”) created by an ordinance pursuant to the Tribe’s constitution.  As of the Closing Date, MTGA Sub will (x) be a limited liability company duly formed and validly existing under the laws of the Commonwealth of Pennsylvania.

6.2   Power and Authorization.  Buyer has the full power to execute, deliver and perform this Agreement.  The execution, delivery and performance hereof by Buyer have been duly authorized by all necessary action on their behalf.  This Agreement is a legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  As of the Closing Date, MTGA Sub will have the full power to execute, deliver and perform the obligations of MTGA Sub set forth herein.

6.3   Validity of Contemplated Transactions.  The execution and delivery and performance hereof by Buyer will not contravene or violate (a) any law, rule or regulation to which Buyer is subject, (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority to which Buyer is subject or (c) the formation or organizational documents of Buyer; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent, approval or agreement of any person, entity, party, court, government or governmental agency, including, without limitation, any consent, approval or agreement of any federal agency or authority pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), except with respect to the approval of the Pennsylvania Harness Commission addressed in Section 7.3.2 of this Agreement.

6.4   Investment Only.  Buyer is acquiring the Partnership Interests for its own account and not with the intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.  Buyer acknowledges that the Partnership Interests are not registered under the Securities Act of 1933, as amended, or any state securities law, and must be held indefinitely unless they are subsequently so registered or unless an exemption from registration is available.

6.5   Patriot Act.  Buyer certifies that, to Buyer’s knowledge, Buyer has not been designated as, and is not owned or controlled by, a “suspected terrorist” as defined in Executive Order 13224.  None of the cash or property owned by Buyer has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and no contribution or payment by either Buyer has been, and this Agreement will not cause Buyer to be, in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United Stated International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

7.     Covenants.

7.1   Covenants of Sellers Pending Closing.  Sellers covenant and agree that, except as may be approved in writing by an executive officer of Buyer, between the date hereof and the Closing Date:

7.1.1        the Pocono Downs Companies will conduct and operate their businesses in a manner consistent with past practices and, to the extent consistent with such operation, use their reasonable commercial efforts to (i) preserve intact their current business organizations, (ii) keep available the services of their present employees, subject to their present terms and conditions of employment, (iii) continue normal purchasing, rental, leasing, financing, marketing, advertising, promotional and maintenance expenditures and (iv) preserve existing business relationships with all lessors, lessees, suppliers, customers and other persons having business dealings with them, it being understood and acknowledged that Sellers are uncertain as to the effect of the prospective sale of the Partnership Interests on the foregoing, and do all things that the Pocono Downs Companies would have done in the ordinary course of their business had this Agreement not been executed.

7.1.2        the Pocono Downs Companies will, at their own expense, maintain in a manner consistent with past practices (i) all of the material properties used or useful in their businesses in current operating condition and repair, ordinary wear and tear excepted and (ii) all insurance covering their business, employees and assets in full force and effect until 12:01 A.M. on the first day following the Closing Date with responsible companies, comparable in amount, scope and coverage to that in effect on the date hereof.

7.1.3        the Pocono Downs Companies will (i) use their reasonable commercial efforts consistent with past practices to duly comply with all laws, ordinances, codes, rules and regulations (including, but not limited to the Pennsylvania Act and Rules and Regulations of the Pennsylvania Harness Commission thereunder) applicable to them, (ii) use their reasonable commercial efforts to perform all of their material obligations, including obligations under any collective bargaining agreements, and liabilities without default, (iii) except as required by the Reorganization, maintain their corporate existence in good standing in their jurisdictions of incorporation or organization and their due qualification in good standing in all jurisdictions in which they are so qualified and (iv) maintain all of their books and records in the usual, regular and ordinary manner on a basis consistent with past practices.

7.1.4        the Pocono Downs Companies will give to Buyer and its counsel, accountants, investment bankers and other representatives access during normal business hours to the premises of the business, personnel, counsel, accounts and other representatives of the Pocono Downs Companies and furnish to Buyer and such representatives all such additional documents and information with respect to the businesses of the Pocono Downs Companies as Buyer may from time to time reasonably request.

7.1.5        Sellers will cause each of the Pocono Downs Companies to give any notices to third parties, and will cause each of them to use their reasonable commercial efforts to obtain any third-party consents referred to in Section 5.2 above and those items set forth on Schedule 5.18.  Except with respect to the approval of the Pennsylvania Harness Commission addressed in Section 7.3.2 of this Agreement, Sellers will (and Sellers will cause each of the Pocono Downs Companies to) give any notices to, make any filings with, and use its reasonable commercial efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the transactions contemplated by this Agreement.

7.1.6        no Pocono Downs Company will (i) make any change in its organizational documents or its authorized, issued or outstanding capital stock, (ii) grant any options or other rights to acquire, whether directly or contingently, any of its capital stock or (iii) except as may be provided herein, sell, rent, lease or otherwise dispose of any of their assets, except in the case of this subparagraph (iii), in the ordinary course of business consistent with past practices or as otherwise described herein.

7.1.7        neither any Seller nor any Pocono Downs Company will (i) make any capital expenditures or commitments for capital expenditures in excess of $75,000 other than in accordance with written approval from Buyer, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (iii) enter into any employment contract, increase the rate of compensation payable or to become payable by it to any officer or any other executive employee or make any general increase in the compensation or rate of compensation payable or to become payable to hourly employees or salaried employees except as required by existing contracts or (iv) accrue or pay to any of its officers or employees any bonus, profit-sharing, retirement pay, insurance, death benefit, fringe benefit or other compensation, except in accordance with existing benefit plans, programs and arrangements disclosed on Schedule 5.23.

7.1.8        no Pocono Downs Company will modify, terminate or renew any agreement, contract or commitment or waive, release or dispose of any right or claim of value accruing to it in excess of $75,000.

7.1.9        neither any Seller nor any Pocono Downs Company will enter into any transaction or take any action or fail to take any action which is intended to result in any of the representations and warranties contained in this Agreement being untrue and incorrect in any material respect.

7.1.10      no Pocono Downs Company will take any other action or suffer or permit any other action to occur which could reasonably be expected to have a material adverse effect on the business, management, operations, results of operations, assets, liabilities, properties or condition (financial or otherwise) of any Pocono Downs Company.

7.1.11      neither any Seller nor any Pocono Downs Company will agree or commit to do any of the foregoing.

7.1.12      notwithstanding any other provision hereof, between the date hereof and the Closing Date, the Pocono Downs Companies shall be entitled to pay dividends and make other distributions and make other transfers (including without limitation through redemption) to equity holders of cash, cash equivalents or marketable securities in the ordinary course of business consistent with past practice without prior notice to or approval of Buyer;

7.1.13      Sellers and, to the extent required, Parent, shall take all actions necessary to ensure that all indebtedness, guarantees, letters of credit and other financial obligations, contingent or non-contingent, matured or unmatured, of the Pocono Downs Companies identified on Schedule 7.1.13 will be terminated, and all liens, security interests and other encumbrances of any nature whatsoever securing any such obligations or securing any other obligations or otherwise encumbering the Partnership Interests, capital stock or assets of any Pocono Downs Company will be released.

7.1.14      Sellers shall cause Downs Racing or Pocono Downs, as applicable, to continue to operate race meets at its race track in fulfillment of its allocation of racing days by the Pennsylvania Harness Commission and its obligations under its agreement with its horsemen.  Sellers shall cause Downs Racing or Pocono Downs, as applicable, to apply for an allocation of racing days pursuant to Section 207 of the Pennsylvania Act to conduct race meetings with pari-mutuel wagering in 2005.  The number of racing days sought shall be approximately 146 or such other number as Downs Racing or Pocono Downs, as applicable, and its horsemen agree.

7.1.15      Sellers will cause each Pocono Downs Company to maintain the Real Property owned by it as identified on Schedule 5.14, including all of the buildings, structures, fixtures and improvements located thereon, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of Buyer.

7.1.16      Sellers will not cause or permit any of the leases identified on Schedule 5.14.1 to be amended, modified, extended, renewed or terminated, nor shall the Pocono Downs

Company party thereto enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property.

7.1.17      Title and Survey.

(a)           Notwithstanding any provision herein to the contrary, Title to the Real Property at the Closing shall be (i) good and marketable and free and clear of all liens, encumbrances, restrictions, easements and other exceptions or objections to title, except for the Permitted Exceptions (as hereinafter defined), and (ii) insurable as aforesaid by one or more reputable title insurance companies of Buyer’s selection licensed to do business in the Commonwealth of Pennsylvania (collectively, the “Title Company”) at regular standard rates pursuant to a 1992 ALTA Owner’s Policy Form (10-17-92) (“Title Policy”).  As a further condition, the Title Company shall be willing to provide affirmative insurance, subject to the payment by Buyer of any applicable premium or surcharge, that (i) any covenants or restrictive covenants included among the Permitted Encumbrances have not been violated, and that any future violation thereof will not result in a forfeiture or reversion of title; and (ii) the exception for real estate taxes shall apply only to the real estate taxes not yet due and payable as of the Closing Date, subject to the allocation and adjustment of real estate taxes for other periods in accordance with this Agreement.  Seller will provide such customary title affidavits as the Title Company shall require in order to down-date the title insurance commitment to the date of Closing, to remove the printed exceptions for liens and encumbrances recorded prior to Closing and to provide non-imputation endorsements to the Title Policy.  Sellers agree to use reasonable commercial efforts to cooperate with Buyer and the Title Company with respect to the issuance of the foregoing, and to provide such title affidavits and other documents, consistent with local practice, customarily provided by a seller in connection therewith including, without limitation, such affidavits and documents necessary to induce the Title Company to provide non-imputation endorsements to the Title Policy.

(b)           Promptly after the execution hereof, Buyer may, at its option and expense, seek to cause the Title Company to issue title commitments to provide owner’s policies of title insurance, endorsements and affirmative coverages (the “Commitment”), and Buyer also may obtain, at Buyer’s option and expense, an updated survey (“Survey”) of the Real Property.  Seller agrees to use reasonable commercial efforts to cooperate with Buyer and Buyer’s surveyor with respect to the issuance of such Survey, and to produce such documentation and to execute such affidavits and other documents, consistent with local practice, customarily produced or executed by a seller in connection therewith.  Promptly upon receipt, Buyer shall furnish to Seller a copy of the Commitment and Survey.  Buyer shall use its commercially reasonable efforts to obtain any and all Commitments and Surveys as promptly as possible following execution of this Agreement.  No later than five (5) days after the receipt of the last Commitment and Survey, Buyer shall give written notice to Seller of any matters affecting title to the Real Property and disclosed in the Commitment or the Survey (or which would have been shown by a Survey if obtained, if Buyer neglects to obtain or elects not to obtain a Survey) which are disapproved by Buyer and not otherwise expressly permitted as exceptions to title under the terms of this Agreement.  No such notice need be given concerning unpaid real estate taxes or assessments or water and sewer rents, all of which Seller shall be responsible to remove at Closing in accordance with the allocations set forth herein.  The failure of Buyer to deliver any such written notice of disapproval within the aforesaid period shall be deemed to constitute

Buyer’s approval of the condition of title of the Real Property as shown in the Commitment or the Survey (and those which would have been shown by a Survey if obtained, if Buyer neglects to obtain or elects not to obtain a Survey), excepting Liquidated Liens (as hereinafter defined), which Liquidated Liens Seller shall be responsible to pay and satisfy (or otherwise obtain the discharge and release of the Real Property therefrom) at Closing.  “Liquidated Liens” means all unpaid mortgages, judgments, mechanic’s liens and claims (filed or unfiled), whether or not any of the same shall be contested, and comparable liens, claims, encumbrances and other defects of title of a nature susceptible of satisfaction, discharge, release or removal at or prior to Closing by the payment of an ascertainable and liquidated sum of money or by the posting of a judicial bond for an ascertainable and liquidated sum of money, and otherwise without any judicial or quasi-judicial proceedings on the part of Seller, and all of Seller’s share of real estate taxes, assessments and utility charges as otherwise allocated to, and to be borne by, Seller pursuant to the express terms set forth elsewhere in this Agreement.

(c)           If Buyer disapproves of any matter or matters shown in the Commitment or the Survey by delivering timely written notice of such disapproval to Seller, as provided above, and if Seller notifies Buyer within five (5) business days after receipt of Buyer’s written notice of disapproval that Seller is unwilling or unable by the exercise of its reasonable efforts to eliminate such matters, and if the Title Company does not agree to insure over, any such matter or matters, Buyer may elect as Buyer’s sole remedy, by written notice to Seller delivered within five (5) business days after written notice from Seller of Seller’s unwillingness or inability to eliminate such matter(s), but not later than the final date for Closing hereunder, either:

(i)            to waive such disapproval and to accept title to the Real Property subject to such uncorrected title matters disclosed by the Commitment (without abatement of the Purchase Price, but subject to Seller’s obligation, nevertheless, to eliminate Liquidated Liens, as provided above); or

(ii)           to terminate this Agreement, in which event the Deposit shall be immediately returned to Buyer by Seller, with any interest earned thereon, whereupon this Agreement shall be null and void and the parties hereto shall have no further rights, duties, obligations or liabilities hereunder.

All title matters disclosed by the Commitment and either approved or deemed to be approved by Buyer pursuant to this Section, together with any leases affecting the Real Property, public and private rights and easements within adjoining public streets and public rights of way, utility easements for service to the Real Property, and standard printed “Exclusions from Coverage” under Buyer’s policy of title insurance, and also including any survey exception or exclusion and coal rights and other sub-surface rights disclosed on the title insurance policies referenced in Schedule 5.14.1, shall be “Permitted Exceptions” for purposes of this Agreement.  Buyer shall exercise its discretion to approve or disapprove any other title matter reasonably and in good faith.

7.1.18      Sellers shall use their reasonable commercial efforts to deliver to Buyer an estoppel certificate executed by the landlord under each Real Property lease, in form reasonably satisfactory to Buyer and Buyer’s lenders.

7.1.19      Sellers hereby grant Buyer access to the Real Property for purpose of conducting environmental site assessments, including a Phase II environmental site assessment, in accordance with this Section.  Any such environmental site assessments shall be performed by a qualified environmental engineer (the “Environmental Engineer”). Buyer agree to cause the Environmental Engineer to render a final report with respect to any such environmental site assessments not later than 30 days from the date hereof. Buyer agrees to cause the final report given by the Environmental Engineer to Buyer to be given concurrently therewith to Sellers, and to cause the Environmental Engineer to issue to Sellers a letter entitling Sellers to rely on the information contained in such final report to the same extent as Buyer.  Buyer shall also provide Sellers with a reasonable opportunity to comment upon a draft of such final report before it is finalized by the Environmental Engineer.  Sellers shall have the right to make any requests for information directly to Environmental Engineer so long as a representative of Buyer is present, and Buyer agrees to cooperate with Sellers in connection therewith. The final report or reports prepared by the Environmental Engineer are hereinafter collectively referred to as the “Environmental Report.”  The cost of any environmental site assessments shall be borne by Buyer.  Buyer agrees that, if this Agreement is terminated prior to Closing for whatever reason, with respect to the environmental site assessments performed on behalf of Buyer, Buyer will repair or replace any damaged vegetation, and shall close any groundwater monitoring wells installed by Buyer in accordance with all applicable legal requirements unless it is agreed, in writing, by the parties that the wells should remain open.

7.1.20      Parent and its affiliates shall cancel or otherwise terminate all intercompany accounts and intercompany obligations (including accounts payable, accounts receivable, and profit and loss sharing obligations) in existence between Parent or any of its affiliates and any of the Pocono Downs Companies on or before the Closing Date; provided that the foregoing shall not apply to accounts and obligations that arise out of any agreements to be continued for the benefit of the Buyer following the Closing as contemplated by Section 7.7 hereof.

7.1.21      Sellers and Parent shall assign to Buyer the rights of Sellers and Parent and its affiliates in and to the Settlement Agreement.

7.1.22      PNGI Nevada, PNGI LLC, Downs Racing and the Corporate Subsidiaries shall, prior to the Closing hereunder, consummate the Reorganization in the steps contemplated by the Plan of Reorganization.

7.2   No Solicitation.  Prior to Closing:

7.2.1        Sellers shall not, and shall not permit any Pocono Downs Company to, directly or through another person, make, solicit, initiate, negotiate or encourage submission of proposals or offers from any persons relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, the Pocono Downs Companies or any other similar transaction or business combination.  Sellers shall, and shall cause the Pocono Downs Companies to immediately cease and cause to be terminated all contracts, negotiations and communications with third parties with respect to the foregoing, if any, existing on the date hereof.  Sellers shall request the financial and other advisors and representatives of Sellers and the Pocono Downs Companies to comply with each of the covenants contained in this Section 7.2; and

7.2.2        Sellers shall not, and shall not permit the Pocono Downs Companies to, directly or indirectly, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist, any effort or attempt by any other person to do or seek any of the activities referred to in Section 7.2.1 hereof.

7.3   Covenants of Buyer Pending Closing.

7.3.1        Buyer shall use reasonable commercial efforts to satisfy the conditions set forth in Section 9 hereof and shall cooperate with Sellers in their efforts to obtain any required third party consents to the consummation of the transactions contemplated by this Agreement.  Except with respect to the approval of the Pennsylvania Harness Commission addressed in Section 7.3.2 of this Agreement, Buyer will give any notices to, make any filings with, and use its reasonable commercial efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the transactions contemplated by this Agreement.

7.3.2        Buyer shall, within 10 business days after the date hereof, file with the Sellers, who shall immediately thereafter file same with the Pennsylvania Harness Commission, the affidavit required pursuant to Section 204 of the Pennsylvania Act.  In addition, both Buyer and Sellers shall furnish to such commission such other information, financial statements and other documentation as such commission requires concerning Buyer or Sellers and any affiliates of Buyer or Sellers and will make available representatives of Buyer or Sellers to meet with the Pennsylvania Harness Commission, or its staff, in order to expedite the ability of the Pennsylvania Harness Commission to complete its work and make the determinations required by sections 8.3 and 9.3 of this Agreement in as short a time as is practicable.  Buyer and Sellers shall make available to each other upon reasonable request copies of all such materials (except confidential or commercially sensitive material) together with evidence of filing.  Buyer and Sellers agree not to take any action that could reasonably be expected to impede or delay the issuance by the Pennsylvania Harness Commission of the determination required by sections 8.3 and 9.3 of this Agreement.  From time to time, and upon each reasonable request, Buyer and Sellers shall update each other on the status of communications between themselves and the Pennsylvania Harness Commission.

7.3.3        In addition, if requested, Buyer and Sellers each will use reasonable commercial efforts to promptly make available or file with the Pennsylvania Gaming Board such information as it or its staff may request under the Pennsylvania Race Horse Development and Gaming Act (the “Gaming Act”).  From time to time, and upon each reasonable request, Buyer and Sellers shall update each other on the status of communications between themselves and the Pennsylvania Gaming Board.  Also, Buyer and Sellers shall comply in all material respects with all provisions of the Gaming Act which apply to the consummation of the transactions contemplated hereby.

7.4   Mutual Covenants.

7.4.1        Sellers and Buyer agree that the information contained in this Agreement (including the Exhibits and Schedules hereto) or provided to either of them in connection with the investigation, negotiation, consummation and carrying to fruition of the transactions contemplated hereby is confidential in nature and, except as may be required by subpoena, civil investigation, demand or other similar process or as required for transferring the Partnership Interests, each agrees not to disclose to any person (excluding its directors, employees, lenders, potential lenders, and/or consultants and representatives, in each case who agree to keep such information confidential, all on a need-to-know basis) any such confidential information, any of the terms or conditions of this Agreement or any discussions or negotiations of transactions or information furnished in connection therewith, without the prior written consent of the Party which furnished such information.  Each Party agrees that if it discloses such information to its affiliates, directors, employees, lenders or potential lenders, counsel and/or consultants and representatives, such Party shall be responsible for any breach of this Section 7.4.1 by such person.  No information will be deemed confidential and subject to this Section 7.4.1 if it is developed independently by a Party or becomes or was generally available to the public, but information provided to or filed with the Pennsylvania Harness Commission, or any other government agency shall not be deemed to be available to the public by virtue of such filing or submission or accessibility to review.  If Closing does not occur, Buyer shall not disclose or use confidential information provided by or on behalf of Sellers, including confidential information relevant to the Pocono Downs Companies, and Sellers shall not disclose or use confidential information provided by or on behalf of Buyer.  If Closing does occur, neither Sellers nor Parent or any affiliate thereof shall disclose or use confidential information provided by or on behalf of Buyer, including confidential information relevant to the Pocono Downs Companies on or after the Closing, and Buyer shall not disclose or use confidential information provided by or on behalf of Sellers that is not relevant to the Pocono Downs Companies on or after the Closing.  The provisions of this Section 7.4.1 will survive the Closing or the termination of this Agreement for a period of two years after such termination or Closing, as the case may be.

7.5   Remediation of Environmental Matters.

7.5.1        Between the date hereof and the Closing, Sellers and the Pocono Downs Companies shall commence, diligently pursue, and be solely responsible for the costs of each of the “corrective actions” described on Schedule 7.5.1 hereof, subject to certain temporal and dollar limitations set forth in Section 10.9.2 hereof, and agree to engage an engineer reasonably satisfactory to Buyer to perform such Remediation in accordance with a written plan reasonably satisfactory to Buyer.  In performing such corrective actions, Sellers and the Pocono Downs Companies shall (A) allow Buyer or its agent access to the property for purposes of observing the corrective actions, so long as Buyer or its agent do not interfere with the corrective actions or the operations of the business of Sellers or any Pocono Downs Company, (B) keep Buyer reasonably informed of the progress of any such corrective actions and the schedule for completing such corrective actions; (C) within 5 business days of receipt, submit to Buyer copies of all written communications, filings, reports, correspondence or other writings, photographs or materials received from any person, entity or governmental agency in connection with any such corrective actions; (D) provide Buyer with a reasonable opportunity to comment in advance upon any written communications, filings, reports, correspondence or other writings given to any governmental agency in connection with such corrective actions and will consider timely provided comments in good faith; (E) perform the corrective actions in accordance with applicable law; and (F) to the extent possible, provide Buyer with a reasonable opportunity to participate in any meetings with any governmental entity regarding the Remediation.  Upon Closing, Buyer shall, at its discretion and upon written notice to Sellers, have the option of managing the corrective action identified on Schedule 7.5.1, but Sellers shall remain liable, for a period of three years, for the costs of such corrective actions, subject to the temporal and dollar limitations set forth in Section 10.9.2, and Buyer shall comply with Paragraphs (A)-(F) of this Section 7.5.1 as though the term “Buyer” was replaced with “Sellers.”  If after Closing Buyer does not assume management of the corrective actions, Buyer hereby grants Sellers reasonable access to the Real Property for purpose of performing the corrective actions.

7.5.2        To the extent Remediation, in addition to the list of corrective actions set forth on Schedule 7.5.1 hereto, is required in connection with or as a result of (i) any requirement, request or order of any governmental agency, (ii) any third-party claims for which Buyer is entitled to make a claim for indemnification from Sellers pursuant to Section 10.1.1(iv) hereof, or (iii) Hazardous Materials identified in the Environmental Report prepared pursuant to Section 7.1.19 hereof or discovered in the course of the reasonable development of the Property in concentrations that exceed published standards of a governmental agency with jurisdiction over the Property or, if there is no published standard, otherwise posing an imminent threat to human health or the environment, Buyer shall (A) provide written notification to Sellers that it intends to perform Remediation, (B) use reasonable best efforts to minimize costs in conducting the Remediation in accordance with applicable Environmental Laws; (C) apply risk-based cleanup standards and employ deed restrictions and institutional and engineering controls to the extent commercially reasonable; (D) employ cost-effective remedial methods that are commercially reasonable under the circumstances; (E) utilize any materials excavated from the parking lot area as on-site fill material to the extent allowed under any Environmental Law, the Pennsylvania Land Recycling and Environmental Remediation Standards Act (“Act 2”), 35 P.S. §6026.101 et seq., or any policy, guidance, or manual published pursuant to Act 2; and (F) allow Sellers or their agent reasonable access to the property for purposes of observing the Remediation, so long as Sellers or such agent do not interfere with the Remediation or Buyer’s operations. Any Remediation conducted by Buyer in accordance with the requirements of a governmental entity overseeing the Remediation shall be deemed to satisfy the requirements of (C) through (E).

In conducting any Remediation pursuant to this Section 7.5.2, Buyer shall (I) except in an emergency, provide reasonable advance notice to Sellers of the planned Remediation prior to undertaking it; (II) keep Sellers reasonably informed of the progress of any such Remediation and the schedule for completing such Remediation; (III) within 5 business days of receipt, submit to Sellers copies of all written communications, filings, reports, correspondence or other writings, photographs or materials received from any person, entity or governmental agency in connection with any such Remediation; (IV) provide Sellers with a reasonable opportunity to comment in advance upon any written communications, filings, reports, correspondence or other writings given to any governmental agency in connection with such Remediation and will consider timely provided comments in good faith; (V) perform the Remediation in accordance with applicable Environmental Laws, and guidance; (VI) to the extent possible, provide Sellers with a reasonable opportunity to participate in any meetings with any governmental entity regarding the Remediation, and (VII) if the Remediation results in a “no action” letter, liability protection, or other approval or protection of any governmental agency or body, take reasonable actions to include Sellers and the Pocono Downs Companies as co-recipients of such protections and approvals, provided that such inclusion shall not be deemed to release Sellers and the Pocono Downs Companies from any liability they would otherwise have under this Agreement.  In the event that the Remediation described by this Section 7.5.2 can be undertaken or commenced prior to the Closing, Sellers shall promptly commence and diligently pursue such Remediation through the Closing and shall comply with Paragraphs (A)-(F) and (I) through (VII) of this Section 7.5.2 as though the term “Sellers” was replaced with “Buyers” and the term “Buyers” was replaced with “Sellers.”  The performance of any Remediation or corrective action work, whether undertaken by Buyer or Sellers, shall be at Sellers’ sole expense, subject to the temporal and dollar limitations set forth in Section 10.9.2 hereof.

7.6           Tax Matters.

7.6.1        For all taxable periods ending on or before the Closing Date, Sellers shall cause Downs Racing and the Corporate Subsidiaries to join in Parent’s consolidated federal income tax return (and any consolidated, affiliated, combined, unitary or similar other tax return where required or previously filed) and shall cause all other Pocono Downs Companies to file separately all required federal income tax returns and, in jurisdictions where a Pocono Downs Company separately reports, Sellers shall cause to be filed with respect to a Pocono Downs Company separate state and local income tax returns and shall cause to be timely paid any Taxes imposed on the Pocono Downs Companies.  All such tax returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law or regulation.  Buyer shall have the right, at its expense, to review and comment on any such tax returns prepared by Sellers.  Buyer shall cause the Pocono Downs Companies to furnish information to Sellers as reasonably requested by Sellers to allow Sellers to satisfy its obligations under this Section in accordance with past custom and practice.  Buyer shall consult and cooperate with Sellers as to any elections to be made on tax returns of the Pocono Downs Companies for periods from January 1, 2004 and ending on or before the Closing Date.  Buyer and Sellers shall, and shall each cause its affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any tax return, determination of liability for Taxes, or conduct of any audit, litigation or other proceeding with respect to Taxes, which cooperation and information shall include providing copies of all relevant tax returns, together with relevant accompanying schedules and workpapers.

7.6.2        Sellers shall allow any Pocono Downs Company and its counsel to participate, at such Pocono Downs Company’s expense, in any audit of Sellers’ or Parent’s consolidated federal income tax returns to the extent that such audit relates to a Pocono Downs Company.  Sellers shall not permit Parent to settle any such audit in a manner that would adversely affect a Pocono Downs Company after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

7.6.3        Sellers shall, and shall cause the Pocono Downs Companies to, take all necessary actions such that all tax sharing agreements or similar agreements with respect to or involving the Pocono Downs Companies shall be terminated as of the Closing Date and such that, after the Closing Date, each Pocono Downs Company shall not be bound thereby or have any liability thereunder.

7.6.4        Buyer shall not, and shall not cause, any tax return of the Pocono Downs Companies for any period ending on or before the Closing Date to be amended without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed.

7.6.5        Buyer shall not make, and shall not cause any election to be made, with respect to the Pocono Downs Companies that could increase the Tax liability of any Pocono Downs Companies for any period or portion thereof ending on or before the Closing Date to the extent such election would cause any Pocono Downs Company or Seller to pay additional Taxes (excluding for this purpose any election that would result solely in any reduction in any net operating loss carryforward attributable to the Pocono Downs Companies for periods ending after the Closing Date).

7.6.6        Sellers shall not make, and shall not cause any election to be made, with respect to a Pocono Downs Company that could increase the Tax liability of any Pocono Downs Companies for any period or portion thereof ending on or after the Closing Date to the extent such election would cause the Pocono Downs Companies or Buyer to pay additional Taxes (including for this purpose any election that would result solely in any reduction in any net operating loss carryforward attributable to the Pocono Downs Companies for periods ending on or before the Closing Date).

7.6.7        The Parties intend that (A) for U.S. federal and Pennsylvania income tax purposes the sale of the Partnership Interests to the Buyer as set forth in this Agreement will be treated in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432, as a sale of all of the interests in the Partnerships to a single owner resulting in each of the Partnerships being treated thereafter as a disregarded entity for federal and Pennsylvania income tax purposes, and (B) the mergers of the Corporate Subsidiaries and Downs Racing into the Partnership Subsidiaries and Pocono Downs, as applicable, shall occur prior to such sale of the Partnership Interests and any federal, state, local or other taxes resulting from such mergers or any other transactions incident thereto shall be the sole responsibility of the Sellers and its consolidated group.  No Party shall take a position on any tax return or reports inconsistent with the foregoing.

7.7           Transition.  At the request of Buyer, Sellers and Parent shall furnish to Buyer at full cost (including documented costs associated with Sellers’ termination of the services described in this paragraph, provided that Sellers shall take all commercially reasonable efforts to mitigate any such costs of termination), for a period requested by Buyer not to exceed one year after the Closing Date unless mutually agreed to by all parties, such services as Downs Racing purchased from Sellers and Parent and its affiliates prior to the Closing Date, including Parent’s Call Center in the operation of Pocono Downs’ Dial-A-Bet® system (a true and correct list of the accounts maintained by Downs Racing in such system as of October 14, 2004 has been supplied to Buyer), Parent’s combined Auto-Tote system in connection with the operation of on-track and off-track pari-mutuel wagering, employee benefits, printing services, and food and beverage services.  To the extent such transition services require consent or approval of vendors or other contractual partners of Sellers or Parent, as the case may be, Sellers and Parent will use reasonable commercial efforts to assist Buyer in obtaining any required consents and approvals, and it is acknowledged that the provision of the transition services will in any such case be subject to applicable contract provisions and legal restrictions pertaining thereto.  The Parties agree and acknowledge that, during any such transition period, they shall continue to provide such services to the public and allocate or assign the accounts, handle or revenues generated thereby in a manner consistent with past practices in place on the date hereof.

7.8           Employee Benefits Covenant.

7.8.1        As soon as practicable after the Closing Date, Seller shall transfer in accordance with Section 414(l) of the Code all account balances in the Seller’s 401(k) Plan and records relating thereto, attributable to transferred employees and former employees of the Pocono Downs Companies (“Transferred Employees”) to a 401(k) Plan that Buyer shall cause to be established by Pocono Downs (the “Pocono Downs 401(k) Plan”) on behalf of Transferred Employees, and Buyer shall cause Pocono Downs to accept such account balances and records.  No contributions with respect to Transferred Employees attributable to periods after the Closing Date shall be made to the Seller’s 401(k) Plan.  Buyer shall cause Pocono Downs to take appropriate steps to permit participation in the Pocono Downs 401(k) Plan following the Closing Date by Transferred Employees who, immediately prior to the Closing Date, were participants in the Seller’s 401(k) Plan.

7.8.2        From and after the Closing Date and for eligibility and vesting purposes under the Pocono Downs 401(k) Plan, each Transferred Employee shall receive full credit from Pocono Downs and its ERISA Affiliates (as such term is generally defined in Section 5.23 hereof) for all service credited under the Seller 401(k) Plan immediately prior to the Closing Date.

7.8.3        Provided that the Closing hereunder shall have occurred by each such date, Buyer shall (i) no later than December 31, 2004, cause Pocono Downs to pay or cause to be paid the full amount of any unpaid annual bonuses set forth on Schedule 5.23 to Transferred Employees eligible to receive such bonuses, and (ii) no later than January 31, 2005, cause to be paid the full amount of any unpaid quarterly bonuses set forth on Schedule 5.23 to Transferred Employees eligible to receive such bonuses.

7.8.4        Immediately following the Closing Date, Buyer shall cause Pocono Downs to be make available to Transferred Employees health and other welfare benefits which are substantially similar to those in which Transferred Employees are generally eligible to participate on the date hereof (“Buyer H&W Plans”).  Buyer shall cause Pocono Downs to take appropriate action to waive any waiting period, pre-existing condition or requirement for evidence of insurability otherwise imposed under any such Buyer H&W Plan with respect to any Transferred Employee who was covered by a Seller or Parent plan providing similar benefits prior to the Closing Date.  Buyer shall cause Pocono Downs to give credit to all Transferred Employees and their covered dependents for all year-to-date deductibles, co-pays and out-of-pocket expense limitations incurred by the Transferred Employees and their covered dependents under the Seller plans.

7.8.5        Pocono Downs shall not reduce the accrued vacation and sick or other paid leave of any Transferred Employee as of the Closing Date.

8.     Conditions Precedent to Buyer’s Obligations.  The obligations of Buyer under this Agreement to purchase the Partnership Interests are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

8.1           Representations and Warranties:  Performance of Obligations.  All of the representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties as are by their terms qualified by materiality, which shall be true and correct in all respects taking into account the materiality qualifications therein) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (or, if expressly made as of any other date, as of such other date); all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Sellers on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects including, without limitation, the consummation of the Reorganization contemplated by the Plan of Reorganization by the parties thereto; and Buyer shall have received a certificate dated the Closing Date and signed on behalf of the President or any Vice President of each Seller to the foregoing effects.

8.2           Legal Matters.  No claim, action, suit, arbitration, investigation or other proceeding shall be pending or threatened; no legislation shall have been enacted and shall remain in effect, no regulation shall have been adopted and remain in effect and no temporary restraining order, preliminary or permanent injunction or other ruling, judgment, decree, charge or order shall have been issued by any court, administrative agency (including, without limitation, the Pennsylvania Harness Commission or the Pennsylvania Gaming Control Board) or other governmental or regulatory official, body or authority and which shall remain in effect which would have or has had, as applicable, the effect of (i) restraining or prohibiting the consummation of the transactions contemplated hereunder, (ii) causing any of the transactions contemplated hereunder to be rescinded following completion thereof, (iii) having a material adverse affect on the right of Buyer to own the Partnership Interests and to control the Pocono Downs Companies following completion of the transactions contemplated hereunder, (iv) having a material adverse affect on the right of any Pocono Downs Company to own its respective assets or operate its respective business, or (v) having a material adverse effect on the ability of Pocono Downs to obtain a Category 1 license under the Gaming Act or to operate a permanent facility at the Pocono Downs Racetrack site containing at least 3,000 slot machines no later than July 1, 2006.

8.3   Harness Commission.  A final and non-appealable order from the Pennsylvania Harness Commission shall have been issued to the effect that: (a) it is not inconsistent with the public interest, convenience, or necessity, or with the best interest of racing generally, that the Pocono Downs Companies complete the Reorganization and that the Buyer acquire and continue to hold the Pocono Downs Interests and (b) there is not pending, and nothing has come to the attention of such Commission which could reasonably be expected to give rise to, any proceeding before such Commission to revoke or suspend the racing license issued to Pocono Downs.  Sellers shall have received confirmation from such Commission that the items identified on the letters from Sellers’ counsel dated October 7, 2004 and October 13, 2004, true and correct copies of which have been supplied to Buyer, shall not have any effect on the racing license issued to Downs Racing.

8.4   Third Party Consents.  All consents and approvals from, and all filings and registrations with, all courts, governmental agencies and bodies and other third parties listed on Schedule 8.4 hereto, shall have been obtained and made on terms and conditions, if any, reasonably acceptable to Buyer.

8.5   Release of Financial Obligation.  Sellers and Parent shall have delivered such pay-off letters, releases of liens, termination letters and such other evidence as Buyer may reasonably request to demonstrate the satisfaction by Sellers and Parent of their obligations under Section 7.1.13.

8.6   Material Adverse Changes.  Between the date hereof and the Closing Date, there shall not have been any material adverse change in the business, management, operations, results of operations, assets, liabilities, properties or condition (financial or otherwise) of the Pocono Downs Companies, taken as a whole, except for changes generally affecting the racing or gaming industry in the northeast quadrant of the Commonwealth of Pennsylvania.

8.7   Title and Survey.  Title to the Real Property at the Closing shall be good and marketable and free and clear of all liens, encumbrances, restrictions, easements and other exceptions or objections to title, except for the Permitted Exceptions.  Upon payment of the applicable title insurance premium, at Closing, Buyer shall be able to obtain marked-up Title Commitments relating to, and irrevocably committing to insure in accordance with the marked-up Title Commitments, the Real Property, subject only to the Permitted Exceptions and containing the affirmative coverages and endorsements described in Section 7.1.17.

8.8           Sellers Legal Opinion.  Buyer shall have received from Sellers’ counsel an opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel, covering matters identified on Exhibit C attached hereto.

Buyer shall be deemed to have waived any condition specified in this Section 8 if Buyer, (i) executes a writing at or prior to the Closing so stating or (ii) consummates the transaction contemplated by this Agreement.

9.     Conditions Precedent to Sellers’ Obligations.  The obligations of Sellers under this Agreement to sell the Partnership Interests are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

9.1           Representations and Warranties; Performance of Obligations.  All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties as are by their terms qualified by materiality, which shall be true and correct in all respects taking into account the materiality qualification therein) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (or, if expressly made as of any other date, as of such other date); all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects; and Sellers shall have received a certificate dated the Closing Date and signed by an authorized officer of Buyer to the foregoing effects.

9.2   Legal Matters.  No claim, action, suit, arbitration, investigation or other proceeding shall be pending or shall have been brought which seeks to restrain the transactions contemplated hereby; and no temporary restraining order, preliminary or permanent injunction or other order issued by any court or other governmental or regulatory official, body or authority restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect.

9.3   Harness Commission.  A final and non-appealable order from the Pennsylvania Harness Commission shall have been issued to the effect that: (a) it is not inconsistent with the public interest, convenience, or necessity, or with the best interest of racing generally, that the Pocono Downs Companies complete the Reorganization and that the Buyer acquire and continue to hold the Pocono Downs Interests and (b) there is not pending, and nothing has come to the attention of such Commission which could reasonably be expected to give rise to, any proceeding before such Commission to revoke or suspend the racing license issued to Pocono Downs.

9.4   Buyer Legal Opinion.  Sellers shall have received from Buyer’s counsel an opinion or opinions, dated as of the Closing Date, in form and substance reasonably satisfactory to Sellers and their counsel, covering matters identified on Exhibit C attached hereto (except that such matters shall pertain to Buyer and not Sellers) and matters related to the Hart-Scott-Rodino Act.

Sellers are deemed to have waived any condition specified in this Section 9 if PNGI Nevada, acting on behalf of both Sellers, (i) executes a writing at or prior to the Closing so stating or (ii) consummates the transaction contemplated by this Agreement.

10.   Indemnification.

10.1         Indemnification by Sellers.  From and after the Closing, subject to the limitations and procedures set forth in this Section 10, Sellers shall reimburse, defend, indemnify and hold harmless Buyer from, against and in respect of:

10.1.1      any and all liabilities, losses, claims, damages, charges, actions, complaints, suits, proceedings, demands, assessments, adjustments, deficiencies, costs and out-of-pocket expenses (including without limitation reasonable attorneys’ fees and expenses) (collectively, “Losses”) suffered, sustained, incurred or paid by Buyer or any of its affiliates (including without limitation after the Closing the Pocono Downs Companies) in connection with, resulting from or arising out of:

(i)            any breach of any representation or warranty of Sellers in this Agreement or in any certificate or other writing prepared in connection with the transactions contemplated by this Agreement and delivered by or on behalf of Sellers or any Pocono Downs Company, in connection therewith;

(ii)           any breach or nonfulfillment of any covenant or agreement on the part of Sellers set forth in this Agreement;

(iii)          any liability of the Pocono Downs Companies for any Taxes of any Pocono Downs Company (including without limitation Taxes with respect to the Tax Returns described in Section 5.15, the U.S. federal and Pennsylvania income taxes described in Section 7.6 hereof and Pennsylvania capital stock – franchise taxes for which Sellers shall remain liable) with respect to any period or portion thereof ending on, immediately before or with the Closing (or for any period beginning before and ending after the Closing Date, to the extent allocable to the portion of such period beginning before and ending on the Closing), except to the extent such Taxes are attributable to elections under applicable Tax Laws or transactions entered into by any Pocono Downs Company after the Closing or by Buyer, provided that no Claim Notice (hereinafter defined) may be given in respect of a claim for indemnification under this Section 10.1.1(iii) commencing 30 days after the applicable statute of limitations in respect of the Taxes for which indemnification is sought has expired, unless an extension or waiver of such statute of limitations has been agreed to by Sellers; and

(iv)          Hazardous Materials arising from or relating to any activity occurring, condition existing, omission to act or other matter existing or initiated before the Closing, subject to the limits and thresholds set forth in Section 7.5.2(i) through (iii), except to the extent caused by, contributed to or exacerbated by any action of Buyer, its agents or consultants (provided that the conduct of the environmental site assessments described in Section 7.1.19 and Buyer’s reasonable development of the Property shall be deemed not to cause, contribute to or exacerbate any of the foregoing, provided further that such environmental site assessments are conducted in accordance with commercially reasonable practices).  Notwithstanding anything contained in this Section 10.1.1, any claim for indemnification brought pursuant to Section 10.1 relating to an Environmental Claim, Remediation, or to the corrective action work described in Section 7.5 shall be subject to and limited by Section 10.9.2.

10.1.2      any and all actions, suits, claims, proceedings, investigations, costs and other expenses (including without limitation reasonable attorneys’ fees and expenses which may be awarded to the substantially prevailing party) incident to the enforcement of this Section 10.1.

10.2         Indemnification by Buyer.  From and after the Closing, subject to the limitations and procedures set forth in this Section 10, Buyer shall reimburse, defend, indemnify and hold harmless Sellers from, against and in respect of:

10.2.1      any and all Losses suffered, sustained, incurred or paid by Sellers in connection with, resulting from or arising out of:

(i)            any breach of any representation or warranty of Buyer in this Agreement or in any certificate or other writing delivered by or on behalf of Buyer in connection herewith;

(ii)           any breach or nonfulfillment of any covenant or agreement on the part of Buyer set forth in this Agreement;

(iii)          the operation of the Pocono Downs Companies after the Closing (except to the extent that any such Losses relate to a pre-Closing agreement,

commitment, action, other circumstance or condition or other matter for which Buyer are entitled to indemnification from Sellers under Section 10.1 hereof); and

(iv)          Hazardous Materials arising from or relating to any activity occurring, condition existing, omission to act or other matter existing or initiated after the Closing, subject to the limits and thresholds set forth in Section 7.5.2(i) through (iii), except for Losses described by Section 10.1.1(iv) hereof.

10.2.2      any and all actions, suits, claims, proceedings, investigations, costs and other expenses (including without limitation reasonable attorneys’ fees and expenses, which may be awarded to the substantially prevailing party) incident to the enforcement of this Section 10.2.

10.3         Limitations on Liability.

10.3.1      No liability for indemnification shall arise on the part of Sellers under Section 10.1 with respect to any claim for indemnification based upon Section 10.1 until the aggregate amount of Losses suffered by Buyer exceeds $1,500,000, and then only for Losses in excess thereof; provided, however, that such deductible shall not apply with respect to (A) the inaccuracy or breach of any representation or warranty (i) that was actually known to be untrue by any Seller when made or (ii) contained in any of Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.15, 5.18, 5.24 or 11.4.1 hereof, (B) any Losses arising or resulting from Environmental Claims described in Section 10.1.1(iv), (C) any Losses arising or resulting from fraud or willful misconduct on the part of any Seller or any affiliate or advisor of any Seller or Parent, or (D) the performance by Sellers of their obligations under Section 11.5 hereof if required pursuant to the terms thereof.

10.3.2      No liability for indemnification shall arise on the part of Buyer under Section 10.2 with respect to any claim for indemnification based upon Section 10.2 until the aggregate amount of Losses suffered by Sellers exceeds $1,500,000, and then only for Losses in excess thereof; provided, however, that such deductible shall not apply with respect to (A) any indemnification claim arising under or with respect to the payment of the Purchase Price, (B) the inaccuracy or breach of any representation or warranty (i) that was actually known to be untrue by Buyer when made or (ii) contained in Sections 6.1, 6.2, 6.3, 6.5 or 11.4.2 hereof, (C) any Losses arising or resulting from Environmental Claims described in 10.2.1(iv), or (D) any Losses arising or resulting from fraud or willful misconduct on the part of Buyer or any affiliate of Buyer.

10.3.3      It is specifically acknowledged and agreed by Buyer that except for Sellers’ obligations under Sections 7.1.19, 7.5 and 10.1 hereof, Sellers shall have no liability or obligation of any kind with respect to Environmental Claims or Environmental Laws. Notwithstanding the foregoing, Buyers’ right to indemnification or other remedy based upon any breach of the representations set forth in Section 5.24, the performance by the Parties of their respective obligations under Section 7.5 hereof or otherwise under Section 10.1.1(iv) hereof shall not be affected by any investigation, including the Environmental Report, conducted with respect to, or any knowledge acquired or capable of being acquired by Buyers at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with such representations or obligations.

10.4         Survival of Representations and Warranties.  The representations and warranties of Sellers or Buyer in this Agreement or in any certificate or other writing prepared in connection with the transactions contemplated by this Agreement and delivered by or on behalf of Sellers or Buyer shall survive until 18 months following the date of the Closing (the “General Survival Period”) and shall thereafter terminate and be of no further force or effect and no indemnification claim can be made in respect of such representations or warranties after such termination, except that (a) all representations and warranties relating to Taxes and Tax Returns (as defined in Section 5.15 hereof) shall survive the Closing for the period of the applicable statutes of limitation plus 30 days plus any extensions or waivers thereof agreed to by Sellers and shall thereafter terminate, (b) the representations and warranties set forth in Section 5.24 shall survive until the third anniversary of the Closing (the “Environmental Survival Period”) and shall thereafter terminate and (c) any representation or warranty as to which a Claim Notice shall have been given in accordance with Section 10.7 (including a contingent claim, subject to the limitation on contingent claims in Section 10.7.3) during the applicable survival period shall continue in effect with respect to the claim, until such claim shall have been finally resolved or settled.  The Parties hereto acknowledge that the representations and warranties set forth herein are made as of the date hereof and, if Closing occurs, are made once again as of the date thereof by delivery of the certificates referred to in Sections 8.1 and 9.1 hereof (as set forth in such Sections).

10.5         Exclusive Remedy; Exceptions to Limitations.  After the Closing, the indemnification provided under this Section 10 shall be the exclusive remedy of the Parties hereto for any breach or non-compliance with any of the terms of this Agreement, except (i) in cases involving allegations of fraud or intentional misrepresentation by or on behalf of the allegedly breaching or non-compliant Party, or (ii) as may be required pursuant to the terms of Section 11.5 hereof.

10.6         Payment of Indemnification Obligations.  In the event that Sellers or Buyer are required to make any payment under this Section 10, such Party shall promptly pay Buyer or Sellers, as the case may be, the amount of such indemnity obligation.  If there should be a dispute as to the amount of such indemnity obligation, Sellers or Buyer, as the case may be, shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute.  Disputed amounts shall be paid when and as resolved by agreement of the Parties or by a final and unappealable decision of a court of competent jurisdiction.

10.7         Indemnification Procedure.  Except with respect to Remediation undertaken or required in accordance with Section 7.5.2 hereof, all claims for indemnification under Sections 10.1 and 10.2 hereof shall be asserted and resolved as follows:

10.7.1      In the event that any claim for which a party (the “Indemnifying Party”) may be liable to the other party (the “Indemnified Party”) hereunder (a “Claim”) is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the “Claim Notice”).  The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party’s liability to the Indemnified Party hereunder with respect to such Claim and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Claim.  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party against such Claim, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion.  Notwithstanding the foregoing, an Indemnified Party shall have the right to assume the defense and employ separate counsel, reasonably acceptable to the Indemnifying Party, of any Claim in which the parties (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party or that there may be legal defenses available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, and the Indemnifying Party shall be liable, in such action or substantially similar but related actions, for the fees and expenses of one separate firm of attorneys (in addition to any local counsel) for the Indemnified Party.  The Indemnifying Party may not settle any Claim without the consent of the Indemnified Party, which consent may not be unreasonably withheld.  If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at the Indemnified Party’s sole cost and expense.  If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such Claim in the Indemnified Party’s sole discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this Section 10, then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto.  If the Indemnifying Party has defended or settled any such Claim and it is ultimately determined that the Indemnifying Party is not responsible therefor under this Section 10, the Indemnified Party shall promptly pay to the Indemnifying Party the amount of the judgment or settlement paid by the Indemnifying Party.

10.7.2      In the event the Indemnified Party should have a Claim against the Indemnifying Party hereunder which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such claim to the Indemnifying Party.  The Indemnifying Party shall notify the Indemnified Party in writing within the Notice Period that the Indemnifying Party accepts or disputes such Claim.  If the Indemnifying Party disputes any such Claim, the dispute shall be resolved pursuant to the Resolution Procedure set forth in Section 11.19 hereof.

10.7.3      Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim hereunder for contingent Claims provided the Claim Notice sets forth the specific basis for any such contingent Claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a Claim may be made, and the Indemnified Party sets forth with reasonable detail the basis for such belief, provided that if no such Claim is in fact made within one year after the contingent Claim relating thereto is made, such Claim shall not be qualified for indemnification hereunder.  The Indemnified Party’s failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or contingent Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

10.7.4      In connection with any Claim, the Indemnified Party shall give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party or the Pocono Downs Companies which relate to the act, omission or occurrence giving rise to such Claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party or the Pocono Downs Companies with respect thereto and Indemnified Party otherwise shall cooperate with Indemnifying Party (and with its insurance company, if applicable) in defending a Claim.

10.8         Mitigation.  In computing the amount to be paid pursuant to this Article 10, Losses shall be calculated net of insurance proceeds or any recovery from third parties relating to any Losses which mitigates such Losses.  If, after the payment of any indemnification hereunder, the amount of a Loss shall be reduced beyond the amount that the Loss has previously been reduced pursuant to the preceding sentence, then the amount of such additional reduction in Loss (less any expenses incurred in connection with such reduction) shall promptly be repaid to the party that made the payment to which the reduction relates.  Notwithstanding the foregoing, no Party shall be required to obtain insurance for the purpose of mitigating indemnifiable Losses hereunder or to make any claim under any insurance policy maintained by such Party prior to making any claim for indemnification against any Losses in accordance with the terms of this Section 10.

10.9         Caps on Indemnification and Environmental Costs

10.9.1      General Indemnification Cap.  The aggregate amount of indemnification payments from Sellers under Section 10.1.1 hereof other than those required to be made under Section 10.1.1(iv), or from Buyer under Section 10.2.1 hereof, (whether in the form of cash payments from the Indemnifying Party or offsets against sums due to the Indemnifying Party) shall not exceed $20,000,000 (the “General Indemnification Amount”).  Notwithstanding anything to the contrary herein, if Buyer seeking, or is entitled to seek, indemnification from any of the Indemnifying Parties for Losses due to (i) fraud or willful misconduct on the part of any Seller or any affiliate or advisor of any Seller or Parent, and/or (ii) Sellers’ breach of any of the representations or warranties set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.15, 5.18, 5.24, 11.4.1 or 11.5 hereof, as applicable, the limitations in this Section 10.9.1 shall not be applicable to, or otherwise limit Buyer’s recovery for, any such claim.  Any claim by Buyer for breach of Sellers’ representations and warranties under Section 5.24 hereof shall be governed by Section 10.9.2 below.

10.9.2      Environmental Costs Cap.  The aggregate amount of costs to be borne by Sellers as a result of corrective actions undertaken pursuant to Section 7.5.1, Remediation required in accordance with Section 7.5 hereof, claims for indemnification by Buyer arising under Section 10.1.1(iv), claims for indemnification by Buyer for breach of Sellers’ representations and warranties under Section 5.24 hereof, or Environmental Claims, (any of the foregoing, “Environmental Costs”) shall not exceed the following: (A) aggregate Environmental Costs up to and including $1,000,000, to the extent (x) a notice of intent to perform Remediation is given by Buyer to Seller or (y) a claim for indemnification arising under Section 10.1.1(iv) hereof is asserted (either of the foregoing (x) or (y), an “Environmental Notice”) within the first three years following the Closing hereunder; (B) aggregate Environmental Costs greater than $2,000,000 but less than or equal to $7,000,000 to the extent an Environmental Notice is given or asserted within the first three years following the Closing hereunder, and (C) aggregate Environmental Costs greater than $7,000,000 but less than or equal to $12,000,000 to the extent an Environmental Notice is given or asserted within the General Survival Period; provided that any amounts paid by Sellers to Buyer in accordance with this part (C) shall reduce, dollar for dollar, the available General Indemnification Amount.  It is expressly understood and agreed by the parties that Sellers shall not be responsible to indemnify Buyer for the aggregate amount of any Environmental Costs greater than $1,000,000 but less than or equal to $2,000,000.

11.   Miscellaneous.

11.1         Termination.  This Agreement shall terminate with the effect herein provided automatically and without any notice or action whatever if the Closing shall not have occurred on or before 6:00 p.m. Philadelphia local time on the date set forth in Section 2 hereof, provided that, if a proceeding contemplated by Section 8.2 herein has been initiated and is continuing at January 7, 2005, then the Closing Date shall be automatically extended to no later than March 31, 2005 to allow for the satisfaction of the conditions in Section 8.2 hereof, and if the Closing shall not have occurred on or before 6:00 p.m. Philadelphia local time on March 31, 2005, then this Agreement shall terminate as provided in this Section 11.1.  In addition, this Agreement may be terminated:

11.1.1      by mutual written consent of Buyer and Sellers;

11.1.2      by Sellers, on the one hand, or by Buyer, on the other hand, if there is or has been a material breach or material default on the part of the other Party (i) of any of the representations and warranties contained herein or (ii) in the due and timely performance of any of the covenants or agreements contained herein which continues for more than 15 days after written notice of such material breach or material default has been given in accordance with the provisions of Section 11.10 hereof; or

11.2         Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 11.1 hereof, this Agreement shall forthwith become void (except for this Section 11.2 and Sections 7.4.1, 11.4, 11.7, 11.8, 11.10, 11.12, 11.13, 11.14 and 11.17 through 11.20), and there shall be no liability or obligation on the part of any party hereto (except, to the extent relevant, with respect to such excluded sections).  Notwithstanding the foregoing:

11.2.1      if such termination is by Sellers under Section 11.1.2 hereof, then Sellers shall be entitled to the Deposit and, in addition, Buyer shall be liable to Seller for (i) reasonable expenses incurred by Sellers in connection with this Agreement and the transactions contemplated hereby, (ii) other monetary damages in accordance with applicable law and (iii) all of Sellers’ reasonable costs and other expenses (including without limitation attorneys’ fees and expenses) incident to the enforcement of this Section 11.2.1;

11.2.2      if such termination is by Buyer under Section 11.1.2 hereof, then Sellers shall be liable to Buyer for the Deposit and (i) reasonable expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby, (ii) other monetary damages in accordance with applicable law and (iii) all of Buyer’s reasonable costs and other expenses (including without limitation attorneys’ fees and expenses) incident to the enforcement of this Section 11.2.2; and

11.2.3      if such termination is a result of the failure to satisfy the condition precedent set forth in Section 8.2, then Sellers shall be liable to Buyer solely for the Deposit.

11.2.4      if such termination is a result of the failure to satisfy the condition precedent set forth in Section 8.6, then Sellers shall be liable to Buyer solely for the Deposit plus reasonable and documented expenses incurred by Buyer in connection with the transactions contemplated herein up to a maximum of $1,000,000.

11.3         Expenses.  Buyer and Sellers shall each pay their expenses incidental to the preparation hereof and, through the Closing, the carrying out of the provisions hereof and the consummation of the transactions contemplated hereby.  Except with respect to (i) the fees and expenses of Sellers’ financial advisor, which shall be the responsibility of Parent, and (ii) the fees and expenses of any Environmental Engineer engaged by Sellers for the Remediation described in Section 7.5 hereof, Pocono Downs may pay Sellers’ expenses incidental to the preparation hereof and, through the Closing, the carrying out of the provisions hereof and the consummation of the transactions contemplated hereby, but, if it does so, any amounts owing in respect thereof at the time of the Closing shall be fully reflected in the Closing Balance Sheet.

11.4         No Brokers’ or Finders’ Fees.

11.4.1      Sellers represent and warrant to Buyer that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder’s fee or other commission in respect hereof or the consummation of the transactions contemplated hereby, except for Bear, Stearns & Co., Inc. whose fees and expenses are the sole responsibility of Parent, and Sellers agree to indemnify and hold harmless Buyer against any and all Claims which may be asserted against or incurred or paid by it or any of its affiliates (including without limitation after the Closing the Pocono Downs Companies) as a result of any dealings, arrangements or agreements of Sellers or any Pocono Downs Company with any such person.

11.4.2      Buyer represents and warrants to Sellers that all negotiations relative to this Agreement have been carried on by Buyer directly without the intervention of any person who may be entitled to any brokerage or finder’s fee or other commission in respect hereof or the consummation of the transactions contemplated hereby, except for SG Americas Securities LLC whose fees and expenses are the sole responsibility of Buyer, and Buyer agrees to indemnify and hold harmless Sellers against any and all Claims which may be asserted against or incurred or paid by Sellers, or other person making payment on behalf of Sellers as a result of Buyer’s or any of its affiliates’ dealings, arrangements or agreements with any such person.

11.5         Put Option:

Sellers agree and acknowledge that one of Buyer’s motives in executing and delivering this Agreement, and in performing its obligations hereunder through the payment of the Purchase Price at the Closing, is Buyer’s desire to obtain a Category 1 license to place and operate slot machines at Pocono Downs Race Track under the Gaming Act and thereafter to develop and operate slot machines in a facility to be located on the Pocono Downs Racetrack site.  As such, the Parties hereto agree and acknowledge that (i) if, by July 1, 2006, following application made by Buyer and/or Pocono Downs, as applicable, for such Category 1 license, such license (A) has been denied or (B) is not issued, by the Pennsylvania Gaming Control Board as a direct result of the conduct of Sellers or Parent or its affiliates, or (ii) if, by July 1, 2006, no conditional or permanent gaming licenses have been issued by the Pennsylvania Gaming Control Board, Buyer shall have the option (the “Option”) to require Sellers, Parent or any affiliate thereof to repurchase the Partnership Interests from Buyer.  In order for the Option to vest under section (i)(B) above, Buyer must have used commercially reasonable efforts to have satisfied the conditions necessary to obtain a Category 1 license and must have used commercially reasonable efforts to exhaust all available remedies, challenges and appeals in pursuing the issuance of such license.  If vested, the Option may be exercised by written notice thereof given by Buyer to Sellers and Parent, and the closing thereunder shall take place within ninety (90) days after the notice of exercise has been delivered in accordance with the provisions hereof, at such time and place as shall be mutually determined.  At such closing, Buyer and MTGA Sub shall deliver the Partnership Interests to Sellers, duly endorsed for transfer and free and clear of all liens and encumbrances other than those to which the Partnership Interests were subject when purchased by Buyer, and Sellers shall pay therefor by wire transfer of immediately available funds to an account or accounts designated by Buyer not less than five business days before the scheduled closing date an amount of cash equal to the Purchase Price, plus or minus the Purchase Price Adjustment (the “Put Amount”), as adjusted, plus or minus, according to the conventions set forth in Section 4.3 herein except that references to “Closing Date” therein shall be deemed to mean the date of the closing contemplated by this Section 11.5.  In the event the real and personal property purchased by Buyer in connection with the transactions contemplated in this Agreement are not returned to Sellers pursuant to this Section 11.5 in not worse condition (except for ordinary wear and tear) as existed on the Closing Date, then the Put Amount shall be reduced by the cost to Sellers (including any attorneys fees to enforce this provision) to repair, replace or remedy any defect, deficiency or impairment to such property.    Notwithstanding the foregoing, if the closing does not occur within ninety (90) days after notice of exercise of the Option has been delivered by Buyer in accordance with the provisions hereof, Buyer shall have the option to require Sellers to remit to Buyer, as a reduction of the Purchase Price hereunder, an amount equal to the difference between the Put Amount and the appraised value of the Partnership Interests as of the date of exercise of the Option, as determined by a third-party appraiser selected by mutual agreement of the Parties, less (i) the proceeds from the sale, transfer, assignment or disposal of (A) any Partnership Interests and (B) any assets of Pocono Downs or any Partnership Subsidiary other than (1) assets sold in the ordinary course of business and having an aggregate value not in excess of $250,000 or (2) assets subsequently replaced with comparable assets to be used for the same or similar purposes, and (ii) any amount received by Buyer in connection with the Settlement Agreement.  Notwithstanding the foregoing, the Option described in this paragraph shall expire upon the approval of Penn National Racecourse for a conditional or permanent Category 1 license by the Pennsylvania Gaming Control Board, except in the event that Penn National Racecourse is sold or otherwise transferred to an unaffiliated third party.  For the avoidance of doubt, Sellers shall have the right to assign their rights and obligations under this Section 11.5 to any affiliated entity, provided that no such assignment shall have any effect on Parent’s guarantee of performance hereunder by Sellers or any assignee if required following any exercise of the Option pursuant to the terms hereof.

11.6         Knowledge.  As used herein, the term “knowledge” as to any Seller or any Pocono Downs Company means the actual knowledge of (i) Peter Carlino, Chairman of the Board and Chief Executive Officer of Parent, Kevin DeSanctis, President and Chief Operating Officer of Parent, or Robert Ippolito, Vice President, Secretary and Treasurer of Parent, and (ii) after a commercially reasonable investigation, of Conrad Sobkowiak, General Manager, Ed Granci, Controller, or Dennis Brown, Director of OTW Operations (limited to OTWs).

11.7         Entire Agreement.  This Agreement sets forth the entire understanding and agreement of the parties hereto with respect to the transactions contemplated hereby.  This Agreement may not be amended or modified except by a written instrument duly executed by the Parties hereto.  Any and all previous or contemporaneous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral are superseded by this Agreement.

11.8         Assignment and Binding Effect.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the beneficiaries, successors and assigns of the Parties hereto.  Prior to the Closing, Buyer may not assign any of its rights or obligations hereunder to any person or entity, except that any Buyer (without relieving such Buyer of any of its obligations hereunder) may assign its right to pay for or acquire its respective Partnership Interests to one or more wholly-owned direct or indirect subsidiaries of the MTGA designated in writing delivered to Sellers at least five days prior to Closing.  After the Closing, either Party may assign any of its rights and obligations hereunder, provided that no such assignment of obligations shall relieve the assigning Party of any of its obligations hereunder.

11.9         Waiver.  Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

11.10       Notices.  Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt and promptly confirmed by certified mail or recognized overnight courier service), by registered or certified mail, postage prepaid, or by recognized overnight courier service, as follows:

If to Buyer, to:	If to Sellers, to:

Penn National Gaming, Inc.	Mohegan Tribal Gaming Authority
825 Berkshire Boulevard, Suite 200	1 Mohegan Sun Blvd.
Wyomissing, PA 19610	Uncasville, CT 06382
Attention: General Counsel	Attention: Chief Financial Officer
Facsimile: 610-373-4710	Facsimile: 860-862-6162

with a required copy to:	with a required copy to:

Ballard Spahr Andrews & Ingersoll, LLP	Hogan & Hartson L.L.P.
1735 Market Street, 51st Floor	555 Thirteenth Street, NW
Philadelphia, PA 19103-7599	Washington, DC 20004-1109
Attention: Robert P. Krauss, Esquire	Attention: Carol Weld King, Esquire
Facsimile: 215-864-9478	Facsimile: 202-637-5910

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.  Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered or telefaxed, five business days after the date mailed, one business day after dispatch by recognized overnight courier service or, if given by any other means, shall be deemed given only when actually received by the addressee.

11.11       Public Announcements.  Following execution and delivery of this Agreement, and again following the Closing hereunder (or termination of this Agreement if there shall not be a Closing), the MTGA and Parent and their respective affiliates shall use reasonable commercial efforts to jointly agree on and cause the publication of any press release or other public announcement with respect thereto and shall further cooperate as to any filings required under applicable federal securities laws, including without limitation any Forms 8-K, or the rules of any national security exchange.

11.12       Specific Performance.  Each Party hereto acknowledges that the other Party will be irreparably harmed and that there will be no adequate remedy at law for any violation by the other Party of certain covenants and agreements contained in this Agreement.  Accordingly, if all conditions set forth in Sections 8 and 9 hereof have been timely satisfied (or in the case of Section 8, waived by Buyer), and Sellers refuse to consummate Closing, Buyer may be entitled, in addition to any other remedies which shall be available upon such breach, to seek injunctive relief to restrain such breach of, or to compel Sellers to perform, and otherwise to specific performance of, Sellers’ obligation to consummate Closing; and Sellers shall be entitled to seek injunctive remedies and/or remedies at law to compel Buyer to perform Buyer’s obligation to consummate Closing (assuming the conditions set forth in Section 8 hereof have been satisfied) or to prevent or redress any breach of Section 7.4.1 hereof.  Otherwise, in the event Closing shall not have occurred and this Agreement is terminated, remedies shall be limited to the enforcement of obligations, if any, expressly set forth (or referred to) in Section 11.2 hereof.  Remedies following Closing shall be restricted as set forth in Section 10 hereof.

11.13       Pennsylvania Law to Govern.  This Agreement shall be governed by and interpreted and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania.

11.14       No Benefit to Others:  Persons Having Knowledge.  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto and their beneficiaries, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

11.15       Headings; Gender; “Person”.  All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation hereof.  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.  Any reference to a “person” herein shall include an individual, firm, corporation, partnership, trust, estate, governmental authority or body, association, unincorporated organization or any other entity.

11.16       Further Assurances.  The Parties shall each use their reasonable commercial efforts to do all such acts and things as may be reasonably necessary to effectuate the transactions contemplated herein by the Closing Date and, any time and from time to time, whether before or after the Closing, the Parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the intent of the parties hereunder with respect to the transfer of the Partnership Interests.

11.17       Exhibits; Schedules.  The Exhibits hereto and the Schedules referred to herein and therein are intended to be and hereby are specifically made a part of this Agreement.

11.18       Severability.  If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

11.19       Counterparts.  This Agreement may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the Parties.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  Any facsimile signature shall be deemed to be an original signature.

11.20       Resolution Procedure.  Any dispute between the Parties shall be resolved in accordance with the following procedure: (1) the Parties shall negotiate in good faith to resolve any such dispute within a thirty day period; (2) if resolution is not reached within a thirty day period, the Parties shall submit the dispute to non-binding mediation by mutual agreement of the Parties, or, if no agreement is reached within 10 business days after a request by either Party for mediation, by the Philadelphia, Pennsylvania branch of the American Arbitration Association; and (3) if the Parties still have not resolved the dispute after mediation, the subject matter of the mediation shall be litigated before a court of competent jurisdiction.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Purchase Agreement on the date first written.

PNGI POCONO CORP.

By:	/s/ Robert S. Ippolito
Name: Robert S. Ippolito
Title: Treasurer

PNGI, LLC

By: PNGI Pocono Corp.

By:	/s/ Robert S. Ippolito
Name: Robert S. Ippolito
Title: Treasurer

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ Mark F. Brown
Name: Mark F. Brown
Title: Chairman

GUARANTY AND JOINDER

For value received and to induce Buyer to enter into the Agreement set forth above, Parent hereby guarantees to and for the benefit of Buyer the prompt payment and performance of each of the Sellers’ financial obligations under such Agreement (including, without limitation, any obligations arising pursuant to Section 10.1.1 or 11.5 thereof) in accordance with the terms and conditions thereof.  To such end, Parent agrees it will either (a) cause Sellers to make all such payments to Buyer as and when the Sellers are required to do so under the Agreement or (b) make or cause to be made directly to Buyer all such payments as and when required under the Agreement.

Parent agrees to join the Agreement and be bound by the covenants, agreements and acknowledgments attributable to Parent in Sections 7.1.13, 7.1.20, 7.1.21, 7.4.1, 7.5, 7.6, 7.7, 8.5, 10.7, 11.3, 11.4.1, 11.5 and 11.10 of the Agreement to perform all obligations and duties required of it under such Sections.

PENN NATIONAL GAMING, INC.

By:	/s/ Robert S. Ippolito
Name:	Robert S. Ippolito
Title:	Vice President, Secretary & Treasurer